UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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VENTAS, INC.
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Proxy Statement for

# 2015 Annual Meeting of Stockholders

VENTAS®

353 North Clark Street
Suite 3300
Chicago, Illinois 60654
(877) 483-6827
April 2, 2015
Dear Ventas Stockholder:
Please join me and the entire Board of Directors at our 2015 Annual Meeting of Stockholders, which will be held on Thursday, May 14, 2015, at our headquarters in Chicago, Illinois. The business we will conduct at the meeting is described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
We worked hard in 2014 to continue our commitment to stakeholders and once again delivered superior performance through our strong FFO and dividend growth, the continued expansion and success of our business, and the strength and character of our team. These core consistencies are what define Ventas and place us in the top tier of all companies. So we welcome the opportunity to present you with the information contained in this Proxy Statement and we hope that, after you review it, you will vote at the meeting (either in person or by proxy) in accordance with our Board’s recommendations. Your vote is important to us and our business.
If you are voting by proxy, please submit your proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote by telephone, over the Internet or – if you have requested paper copies of our proxy materials by mail – by signing, dating and returning the proxy card in the envelope provided.
Our Board of Directors greatly appreciates your investment and continued support.
Sincerely,
Debra A. Cafaro
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 14, 2015
8:00 a.m., Local (Central) Time
353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654
We are pleased to invite you to join our Board of Directors and senior management for Ventas, Inc.’s 2015 Annual Meeting of Stockholders. The Annual Meeting will be held at 8:00 a.m. local (Central) time on Thursday, May 14, 2015, in the James C. Tyree Auditorium, located at 353 North Clark Street, Chicago, Illinois 60654. The purposes of the meeting are:

1.	to elect the eleven director nominees named in the Proxy Statement to serve until the 2016 Annual Meeting of Stockholders;

2.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year;

3.	to hold an advisory vote to approve our executive compensation; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
Our Board of Directors established March 18, 2015 as the record date for the Annual Meeting. Accordingly, holders of record of shares of our common stock as of the close of business on that date are entitled to vote at the Annual Meeting and any postponements or adjournments of the meeting. We will make available to our stockholders, for ten days prior to the Annual Meeting, a list of stockholders entitled to vote. That list will be available for inspection during normal business hours at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, and it will also be available at the Annual Meeting.
Please vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting.
By Order of the Board of Directors,
Kristen M. Benson
Senior Vice President, Associate General Counsel
    and Corporate Secretary

April 2, 2015
Chicago, Illinois

PROXY STATEMENT
PROXY STATEMENT SUMMARY
We prepared the following summary to highlight important information you will find in this Proxy Statement regarding our 2014 performance and the matters to be considered at the 2015 Annual Meeting of Stockholders. As it is only a summary, please review our Annual Report on Form 10-K for the year ended December 31, 2014 (which we refer to as our “2014 Form 10-K”) and the other information contained in this Proxy Statement before you vote. This Proxy Statement and the materials accompanying it are first being sent to stockholders on or about April 2, 2015.
2014 Performance*
Financial and Operating Performance Highlights

In 2014, we achieved record profits, cash flows and normalized Funds From Operations (“FFO”). We delivered our 12th consecutive year of growth in normalized FFO, which increased 9% to over $1.3 billion, and our normalized FFO per diluted share rose 8% to $4.48. Our cash flows from operations increased to $1.3 billion.

We also delivered outstanding total shareholder return (“TSR”) of 31% for 2014 and compound annual TSR of 14% for the three-year period ended December 31, 2014. For the period from January 1, 2000 through December 31, 2014 (the 15 completed fiscal years of our Chief Executive Officer's tenure), we delivered compound annual TSR of 28.5%, outperforming the S&P 500 index and the RMS index and ranking us first among our compensation peer group. For the ten-year period ended December 31, 2014, we delivered compound annual TSR of 15.4%—the best return among the three largest healthcare REITs.

In 2014, we paid our common stockholders an annual cash dividend of $2.965 per share, which represents an increase of 8% over 2013 and a compound annual growth rate of 9% over the past ten years.

__________

*
See Annex A for reconciliations of certain financial measures presented in this Proxy Statement to the most directly comparable measure computed in accordance with U.S generally accepted accounting principles (“GAAP”).

Investment Highlights
We made over $5 billion of attractive, accretive investments in seniors housing and healthcare assets in the United States, Canada and the United Kingdom, expanding our balanced, diversified portfolio of high-quality assets to over 1,600 properties. Our 2014 investments included, among other things, the acquisition of:

✓	publicly-traded American Realty Capital Healthcare Trust, Inc. (“HCT”) in a stock and cash transaction (which was completed in January 2015);

✓	29 seniors housing communities located in Canada that are managed by our largest operator relationship, Atria Senior Living, Inc. (“Atria”);

✓	three high-quality private hospitals located in the United Kingdom operated by a well-regarded hospital provider under a long-term triple-net lease; and

✓	a $425.0 million secured mezzanine loan investment that has a blended annual interest rate of 8.1%.
Portfolio Highlights
Same-store cash net operating income (“NOI”) for our total portfolio increased 3.9%, expressed in constant currency, year-over-year. Our total seniors housing operating portfolio NOI was $516.4 million, an increase of 15% over 2013, and same-store seniors housing operating portfolio NOI grew 4.5%, expressed in constant currency, for the 217 properties we owned throughout 2013 and 2014.
In 2014, our proceeds from asset sales and loan repayments exceeded $175 million, and we generated over $285 million in free cash flow after dividends and recurring capital expenditures.
We successfully re-leased to Kindred Healthcare, Inc. (“Kindred”), transitioned to new operators or sold 107 of the 108 licensed healthcare assets whose lease terms with Kindred expired in 2014, and we expect to sell the remaining asset during 2015. In addition, we and Kindred reached a mutually beneficial agreement on nine assets and changes to existing leases, which included payment of $37 million to us in January 2015.

Balance Sheet and Liquidity Highlights
In 2014, we maintained our significant financial strength and flexibility and improved our attractive cost of capital through efficient and nimble access to the capital markets, specifically:

✓	the issuance and sale in April of $700 million aggregate principal amount of senior notes with a weighted average interest rate of 2.75% and a weighted average maturity of seven years;

✓
the issuance and sale in September of CAD 650 million aggregate principal amount of senior notes, with an effective weighted average interest rate of 3.5% and a weighted average maturity of 6.9 years—the largest-ever unsecured debt offering by a REIT in Canada; and

✓	the issuance and sale of a total of 3.4 million shares of our common stock for aggregate proceeds of $246 million under our “at-the-market” equity offering program.
These transactions strengthened our liquidity, lengthened and further staggered our debt maturities and lowered our effective annual interest rate, and we ended the year with a solid balance sheet, demonstrated by our fixed charge coverage ratio of 4.7x and net debt to adjusted pro forma EBITDA (earnings before interest, income taxes, depreciation and amortization) of 5.9x.

2014 Executive Compensation
Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent valuation of risks.

# Ventas Emphasizes Incentive Compensation Over Fixed Cash Compensation

## Total Direct Compensation (Target %)

Base Salary
Annual Cash Incentive Compensation
Long-Term Equity Incentive Compensation
Performance-Based Incentive Compensation
11%
22%
67%
89%
17%
26%
57%
83%
20%
30%
50%
80%
CEO
President
Other NEOs

2014 Executive Compensation Decisions
In 2014, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2014, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans, noting a high level of achievement overall. As a result of this superior performance, and in alignment with value delivered to stockholders, the 2014 total direct compensation for each of our Named Executive Officers increased year-over-year.

The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2009 base year) for each of the past five years.
This graph differs from compensation reported in the 2014 Summary Compensation Table in that it aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2015 for 2014 performance are shown in the graph as 2014 compensation), consistent with the manner in which our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board evaluate compensation and pay-for-performance.
2014 Annual Cash Incentive Awards
For 2014, annual cash incentive awards were based on our performance with respect to pre-established company financial goals, specifically normalized FFO per share, excluding non-cash items, and fixed charge coverage ratio at year end (which together accounted generally for 65% of the award opportunity), and the achievement of individual objectives tailored for each Named Executive Officer (which accounted generally for the remaining 35% of the award opportunity).
We exceeded maximum performance with respect to both company financial measures under the 2014 annual cash incentive plan:

COMPANY FINANCIAL PERFORMANCE
Normalized FFO per Share (Cash) (50%): Our normalized FFO per diluted share, excluding non-cash items, for the year ended December 31, 2014 was $4.36, exceeding the maximum performance goal of $4.23.
Fixed Charge Coverage Ratio (15%): As of December 31, 2014, our fixed charge coverage ratio was 4.7x, exceeding the maximum performance goal of 4x.

In regard to the tailored individual objectives under the 2014 annual cash incentive plan, each Named Executive Officer achieved between target and maximum performance, depending on his or her unique contributions to our success.
As a result, cash incentive awards granted to our Named Executive Officers for 2014 performance ranged from 89% to 100% of their respective maximum award opportunities.
2014 Long-Term Equity Incentive Awards
For 2014, long-term equity incentive awards were based on our performance with respect to pre-established quantitative measures, specifically one- and three-year relative TSR and net debt to adjusted pro forma EBITDA at year end (which together accounted generally for 50% of the award opportunity), and a qualitative evaluation of our performance with respect to pre-established financial, operational and strategic objectives (which accounted generally for the remaining 50% of the award opportunity).
We achieved between threshold and target performance with respect to the quantitative measures under the 2014 long-term equity incentive plan:

QUANTITATIVE PERFORMANCE MEASURES
One-Year Relative TSR (15%):  For the year ended December 31, 2014, our TSR of 31% ranked us 11th out of the 16 companies in our compensation peer group, between the threshold and target performance goals.

Three-Year Relative TSR (20%):  For the three-year period ended December 31, 2014, our compound annual TSR of 14% ranked us 12th out of the 16 companies in our compensation peer group, between the threshold and target performance goals.

Net Debt to Adjusted Pro Forma EBITDA (15%): As of December 31, 2014, our net debt to adjusted pro forma EBITDA was 5.9x, between the threshold and target performance goals.
In regard to the qualitative evaluation of our performance under the 2014 long-term equity incentive plan, we achieved near maximum performance overall based on our strong financial and operational results, evidenced primarily by our:

✓	exceptional long-term absolute and relative TSR and robust 31% annual TSR;

✓	record financial results, including normalized FFO per share;

✓	over $5 billion of accretive acquisitions (including HCT, which was completed in January 2015);

✓	professional and transparent handling of our 2014 re-audit process, which reaffirmed our historical financial results and the integrity of internal controls;

✓	successful recruitment of key new members to our management team;

✓	expert and nimble capital markets execution; and

✓	successful re-leasing or sale of 108 post-acute facilities in our portfolio.
After adjustments to reflect individual contributions, each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2014 long-term equity incentive plan.
As a result, long-term equity incentive awards granted to our Named Executive Officers for 2014 performance ranged from 59% to 92% of their respective maximum opportunities.

2014 Compensation Practices at a Glance

✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with a strong emphasis on performance-based incentive awards	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking
✓ DO have a robust peer selection process and benchmark executive compensation to target the median of our comparative group of peer companies	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities
✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive stockholder value	✗ DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits
✓ DO evaluate TSR when determining performance under incentive awards to enhance stockholder alignment	✗ DO NOT provide our Chief Executive Officer with tax gross-ups with respect to payments made in connection with a change of control
✓ DO cap payouts for awards under our annual cash and long-term equity incentive plans	✗ DO NOT provide accelerated vesting upon a change of control under the terms of our 2012 Incentive Plan
✓ DO require executive officers and directors to own and retain shares of our common stock that have significant value to further align interests with our stockholders	✗ DO NOT provide executive officers with excessive perquisites or other personal benefits
✓ DO enhance executive officer retention with time-based vesting schedules for equity incentive awards earned for prior-year performance	✗ DO NOT provide executive officers with pension or retirement benefits other than pursuant to a 401(k) plan
✓ DO enable Board to “claw back” incentive compensation in the event of a financial restatement pursuant to recoupment policy	✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities
✓ DO prohibit new tax gross-up arrangements under anti-tax gross-up policy
✗ DO NOT permit executive officers or directors to pledge or hold our securities in margin accounts without preapproval by the Audit Committee (no executive officer or director did so at any time during 2014)

✓ DO maintain a Compensation Committee comprised solely of independent directors	✗ DO NOT reprice underwater stock options
✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters
2015 Annual Meeting of Stockholders
Voting and Meeting Information
You are entitled to vote at the 2015 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 18, 2015, the record date for the meeting. On the record date, there were 330,895,298 shares of common stock issued and outstanding and entitled to vote at the meeting.
Information regarding the meeting date and location is set forth below.

When:	Thursday, May 14, 2015, 8:00 a.m. local (Central) time

Where:	353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654
You may vote at the Annual Meeting through any of the following methods:

(	Vote by Telephone: Call (800) 690-6903, 24 hours a day, seven days a week through May 13, 2015

8	Vote on the Internet: Visit www.proxyvote.com, 24 hours a day, seven days a week through May 13, 2015

,	Vote by Mail: Request, complete and return a copy of the proxy card in the postage-paid envelope provided

I	Vote in Person: Request, complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting
Proposals Requiring Your Vote
Proposal 1 — Election of Directors (see page 63)
The following table provides summary information about our eleven director-nominees, each of whom currently serves on our Board. Age is as of the date of the Annual Meeting. Directors are elected annually by a majority of votes cast in uncontested elections. Our Board recommends that you vote FOR each of the named director-nominees.

Name	Age	Director since	Primary Position	Current Committees**	Principal Skills
Melody C. Barnes*	51	2014	CEO of Melody Barnes Solutions LLC and Chair, Aspen Institute Forum for Community Solutions	—	Public Policy, Government Relations, Strategic Planning and Leadership Development
Debra A. Cafaro	57	1999	Chairman and CEO of Ventas	E; I	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning
Douglas Crocker II*†	75	1998	Managing Partner of DC Partners, LLC	C; E; I;	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning, Executive Compensation, Corporate Governance
Ronald G. Geary*	67	1998	President of Ellis Park Race Course, Inc.	A; N	Healthcare Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning, Government Relations, Corporate Governance, and Accounting
Jay M. Gellert*	61	2001	President and CEO of Health Net, Inc.	C; I	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Government Relations, Executive Compensation
Richard I. Gilchrist*	69	2011	Senior Advisor to The Irvine Company	C; N	Real Estate Industry, Mergers and Acquisitions, Strategic Planning, Executive Compensation, Corporate Governance
Matthew J. Lustig	54	2011	Managing Partner of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC	E	Real Estate Industry, Corporate Finance, Mergers and Acquisitions, Capital Markets, Strategic Planning, International Transactions
Douglas M. Pasquale*	60	2011	Founder and CEO of Capstone Enterprises Corporation; former CEO of Nationwide Health Properties, Inc.	I	Real Estate Industry, Healthcare Industry, Corporate Finance, Mergers and Acquisitions, Strategic Planning
Robert D. Reed*	62	2008	Former Senior Vice President and Chief Financial Officer of Sutter Health	A	Healthcare Industry, Corporate Finance, Strategic Planning, Capital Intensive Operations, Pension Fund Investments
Glenn J. Rufrano*	65	2010	CEO of American Realty Capital Properties Inc.	A; I	Real Estate Industry, Corporate Finance, Strategic Planning, International Operations
James D. Shelton*	61	2008	Chairman of Omnicare, Inc.	E; N	Healthcare Industry, Mergers and Acquisitions, Strategic Planning, Capital Intensive Operations, Government Relations, Executive Compensation, Corporate Governance

*	Independent Director

†	Presiding Director

**	Abbreviations: A = Audit and Compliance; C = Executive Compensation; E = Executive; I = Investment; N = Nominating and Corporate Governance. Bold print indicates committee chair.

Proposal 2 — Ratification of the Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2015 (see page 68)
KPMG audited our financial statements for the year ended December 31, 2014 and has been our independent registered public accounting firm since July 2014. Our Board recommends that you vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.
Proposal 3 — Advisory Vote to Approve Our Executive Compensation (see page 71)
We submit an advisory vote to approve our executive compensation to our stockholders on an annual basis. Because your vote is advisory, it will not be binding on the Board or our Compensation Committee. However, your vote is important because it will be taken into account when making future decisions relating to executive compensation.
Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.
Our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of our Board have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program. For these reasons, our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.
Electronic Document Delivery to Stockholders
Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement and Annual Report by mail, stockholders of record and most beneficial owners may elect to receive an e-mail that will provide electronic links to these documents. Electronic document delivery saves us the cost of producing and mailing documents and will give you an electronic link to the proxy voting site. It is also more environmentally friendly.
We are making this Proxy Statement and the materials accompanying it available to our stockholders via the Internet, as permitted by Securities and Exchange Commission (“SEC”) rules. We will mail to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials and how to vote by proxy online. Starting on or about April 2, 2015, we will also mail this Proxy Statement and the materials accompanying it to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mail to you.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2015:
This Proxy Statement, our 2014 Form 10-K and our 2014 Annual Report are available at www.proxyvote.com.
Questions and Answers
More information about proxy voting, proxy materials and attending the Annual Meeting can be found in the “Questions and Answers” section of this Proxy Statement.

ANNUAL MEETING INFORMATION
Quorum
The holders of a majority of the shares of our common stock outstanding as of the close of business on the record date for the Annual Meeting, March 18, 2015, must be present in person or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.
Who Can Vote
Only Ventas stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting. As of that date, 330,895,298 shares of our common stock, par value $0.25 per share, were outstanding. Each share of our common stock entitles the owner to one vote on each matter properly brought before the Annual Meeting. However, certain shares designated as “Excess Shares” (generally any shares owned by a beneficial owner in excess of 9.0% of our outstanding common stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), may not be voted by the record owner of those shares and will be voted in accordance with Article IX of our Charter.
A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the meeting at the Annual Meeting and during ordinary business hours for the ten days preceding the meeting at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654.
How to Vote
You may vote your shares in one of several ways, depending on how you own your shares:
Stockholders of Record
If you own shares registered in your name (a “stockholder of record”), you may:

(
Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 13, 2015. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8
Vote your shares by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on May 13, 2015. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
-
If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR
I
Vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Beneficial Owners
If you own shares registered in the name of a broker, bank or other custodian (a “beneficial owner”), follow the instructions provided by your broker, bank or custodian to instruct it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, contact your broker, bank or custodian to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.

If you do not instruct your broker, bank or custodian how to vote, it will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal 2). However, your broker, bank or custodian will not have discretionary authority to vote on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker, bank or custodian, your shares will not be voted on Proposal 1 or Proposal 3.
Votes by Proxy
All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned, but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

✓	FOR the election of all director-nominees named in this Proxy Statement (Proposal 1);

✓	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal 2);

✓	FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and

✓	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.
OUR BOARD OF DIRECTORS
Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Among other matters, our Board considers and approves significant acquisitions, dispositions and other transactions and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by our Chief Executive Officer, President, Chief Financial Officer, Chief Investment Officer and other members of senior management.
Criteria for Board Membership
Our Guidelines on Governance set forth the process by which our Nominating and Corporate Governance Committee (the “Nominating Committee”) identifies and evaluates nominees for Board membership. In accordance with this process, the Nominating Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee considers the following: incumbent directors who have indicated a willingness to continue to serve on our Board; candidates, if any, nominated by our stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating Committee considers and recommends to the Board a candidate for appointment to fill the vacant or newly created seat.
The Nominating Committee considers different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process, although it has not established a formal policy regarding diversity in identifying potential director candidates. In general, the Nominating Committee seeks to include on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. The Nominating Committee regularly reviews the size and composition of the Board in light of our changing requirements and seeks nominees who, taken together as a group, possess the skills and expertise appropriate for an effective Board. In evaluating potential director candidates, the Nominating Committee considers, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our Board at that time. Our Guidelines on Governance provide that, in general, nominees for membership on the Board should:

✓	have demonstrated management or technical ability at high levels in successful organizations;

✓	be currently employed in positions of significant responsibility and decision making;

✓	have experience relevant to our operations, such as real estate, REITs, healthcare, finance or general management;

✓	be well-respected in their business and home communities;

✓	have time to devote to Board duties; and

✓	be independent from us and not related to our other directors or employees.
In addition, our directors are expected to be active participants in governing our enterprise, and our Nominating Committee looks for certain characteristics common to all Board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.
No single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by our Nominating Committee. The Nominating Committee considers and applies these same standards in evaluating individuals recommended for nomination to our Board by our stockholders in accordance with the procedures described in this Proxy Statement under “Requirements for Submission of Stockholder Proposals, Director Nominations and Other Business.” Our Board’s satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the Board, as well as the Board’s annual self-evaluation process. Based upon these activities, our Nominating Committee and our Board believe that the director-nominees named in this Proxy Statement satisfy these criteria.
We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications described above. We may retain search firms and other third parties on similar or other terms in the future.
Director Independence
Our Guidelines on Governance require that at least a majority of the members of our Board meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the director must satisfy certain bright-line tests, and the Board must affirmatively determine that the director has no direct or indirect material relationship with us. Not less than annually, our Board evaluates the independence of each non-management director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between that director, members of his or her family and organizations with which that director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of both the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.
Based on its most recent review, the Board has affirmatively determined that each of the following directors has no direct or indirect material relationship with us and qualifies as independent under the NYSE’s listing standards: Melody C. Barnes, Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Richard I. Gilchrist, Douglas M. Pasquale, Robert D. Reed, Glenn J. Rufrano and James D. Shelton. Ms. Cafaro is not considered independent under the NYSE listing standards due to her employment as our Chief Executive Officer, and Mr. Lustig is not considered independent under the NYSE listing standards due to his employment by Lazard Real Estate Partners LLC (“LREP”) and Lazard Alternative Investments LLC, whose affiliated entities received proceeds in connection with our December 2012 acquisition of certain private investment funds previously managed by Lazard Frères Real Estate Investors L.L.C. or its affiliates.
In evaluating the independence of Mr. Pasquale, the Board considered his employment with us following our acquisition of Nationwide Health Properties, Inc. (“NHP”) in July 2011. Prior to the acquisition, Mr. Pasquale was Chief Executive Officer of NHP, and he served as Senior Advisor to our Chief Executive Officer from July 1, 2011 through December 31, 2011 to facilitate the integration of NHP with our company. Under the NYSE listing standards, Mr. Pasquale’s former employment relationship with us ceased to impair his independence on January 1, 2015. The Board believes that this former employment relationship will not affect Mr. Pasquale’s ability to exercise independent judgment in carrying out his responsibilities as a member of our Board.
In evaluating the independence of Mr. Reed, the Board considered our ownership of two medical office buildings (“MOBs”) that are 100% leased by Sutter Health and generated approximately $4.4 million of rent in 2014. Until his retirement on December 31, 2014, Mr. Reed served as Senior Vice President and Chief Financial Officer of

Sutter Health, which has annual revenues in excess of $9 billion. The Board believes that these business transactions are not considered to be material and this former employment relationship will not affect Mr. Reed’s ability to exercise independent judgment in carrying out his responsibilities as a member of our Board. See also “Corporate Governance—Transactions with Related Persons.”
Leadership Structure and Independent Presiding Director
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management and a fully engaged, high-functioning Board. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may vary based on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by our Nominating Committee, annually assesses its leadership structure in light of our operating and governance environment at the time to achieve the optimal model for us and for our stockholders. Following its most recent review, the Board has determined that our existing leadership structure— under which our Chief Executive Officer also serves as Chairman of the Board and a Presiding Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those persons charged with overseeing our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.
Under our Fourth Amended and Restated By-Laws, as amended (our “By-Laws”), and our Guidelines on Governance, our Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board as part of its leadership structure evaluation. Ms. Cafaro has served in both capacities since 2003, and our Board continues to believe that her combined role is most advantageous to us and our stockholders. Ms. Cafaro possesses extensive knowledge of the issues, opportunities and risks facing us, our business and our industry and has consistently demonstrated the vision and leadership necessary to focus the Board’s time and attention on the most critical matters and to facilitate constructive dialogue among Board members on strategic issues. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given the value to our business of opportunistic capital markets execution, our history of rapid and significant growth, and our culture of proactive engagement and risk management.
In connection with Ms. Cafaro’s service as our Chief Executive Officer and Chairman of the Board, our Guidelines on Governance require that the independent members of our Board, after considering the recommendation of the Nominating Committee, annually select one independent director to serve as Presiding Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Presiding Director also serves as liaison between the Chairman and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Presiding Director has authority to call meetings of the independent directors and, if requested by major stockholders, ensures that he is available for consultation and direct communication with stockholders. In addition, the Presiding Director reviews with our General Counsel potential conflicts of interest and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Presiding Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year. Douglas Crocker II, a well-respected and recognized leader in the real estate industry, has served as our Presiding Director since 2003.
Committees
Our Board has five standing committees that perform certain delegated functions for the Board: the Audit and Compliance Committee (the “Audit Committee”); the Compensation Committee; the Executive Committee; the Investment Committee; and the Nominating Committee. Each of the Audit, Compensation and Nominating Committees operates under a written charter that is available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. We also provide copies of the Audit, Compensation and Nominating Committee charters, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Information on our website is not a part of this Proxy Statement. For additional details regarding the five standing committees of our Board, see “Board Committees,” below.

Board and Committee Meetings
Our Board held a total of seven meetings during 2014. Evidencing a strong commitment to our company, each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during 2014. The table below provides current membership and 2014 meeting information for each of our Board committees:

Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating Committee
Melody C. Barnes*
Debra A. Cafaro			Member	Member
Douglas Crocker II*†		Member	Chair	Chair
Ronald G. Geary*	Member				Member
Jay M. Gellert*		Chair		Member
Richard I. Gilchrist*		Member			Member
Matthew J. Lustig			Member
Douglas M. Pasquale*				Member
Robert D. Reed*	Chair
Glenn J. Rufrano*	Member			Member
James D. Shelton*			Member		Chair
Total Meetings in 2014	21	8	0	9	1
* Independent Director
† Presiding Director
Our independent directors meet in executive session, outside the presence of management, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Presiding Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating Committees also meet in executive session, outside the presence of management, at each regularly scheduled committee meeting and at other times as necessary or desirable.
We strongly encourage, but do not require, directors to attend our annual meetings of stockholders. Nine of the ten directors who were nominated for reelection at our 2014 Annual Meeting of Stockholders attended that meeting.
How to Communicate with Directors
Stockholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Corporate Secretary, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by submitting an e-mail to bod@ventasreit.com. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the independent directors as a group may do so by writing to Presiding Director, Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, or by sending an e-mail to independentbod@ventasreit.com. Communications addressed to our Board or individual members of the Board are screened by our Corporate Secretary for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.
AUDIT AND COMPLIANCE COMMITTEE
Our Audit Committee assists our Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function.
The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. Our Audit Committee meets separately in executive session, outside the presence of management, with each of our independent registered public accounting firm and our internal auditor at each regularly scheduled meeting and at other times as necessary or desirable.
Our Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC and the NYSE listing standards, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” for purposes of the SEC’s rules.
EXECUTIVE COMMITTEE
Our Board has delegated to our Executive Committee the power to direct the management of our business and affairs in emergency situations during intervals between meetings of the Board, except for matters specifically reserved for our Board and its other committees. The Executive Committee exercises its delegated authority only under extraordinary circumstances and has not held a meeting since 2002.
EXECUTIVE COMPENSATION COMMITTEE
Our Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our executive officers other than our Chief Executive Officer. Our Compensation Committee also reviews the performance of, and makes compensation recommendations to the independent members of our Board for, our Chief Executive Officer.
The Compensation Committee meets throughout the year to review our compensation philosophy and its continued alignment with our business strategy and to consider and approve our executive compensation program for the subsequent year. With the assistance of a nationally recognized, independent compensation consultant, the Compensation Committee discusses changes, if any, to the program structure, assesses the appropriate peer companies for benchmarking purposes, sets base salaries and incentive award opportunities, establishes the applicable performance measures and related goals under our incentive plans, evaluates performance in relation to the established measures and goals and determines annual cash and long-term equity incentive awards for our executive officers.
Our executive officers provide support to our Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and other information regarding us and the companies in our compensation peer group as a supplement to the comparative market data prepared by our independent compensation consultant and making recommendations with respect to performance measures and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting our other executive officers. However, our Chief Executive Officer plays no role in setting her own compensation. At various times, our General Counsel, our Corporate Secretary and our Chief Human Resources Officer may also attend meetings at the Compensation Committee’s request to act as secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. Our Compensation Committee meets separately in executive session, without management present, at each regularly scheduled meeting and at other times as necessary or desirable.
The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of pre-established performance goals for the prior year, to determine the appropriate annual cash and long-term equity incentive awards for executive officers based on that prior-year performance and, as appropriate, to approve grants of equity awards to our executive officers. Our executive officers provide support to our Compensation Committee in this process, and the Chief Executive Officer makes incentive award recommendations with respect to the other executive officers.
Our Board has determined that each member of the Compensation Committee is independent and satisfies the independence standards of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related NYSE listing standards, including the additional independence requirements for compensation committee members. The Board has also determined that each member of the Compensation Committee meets the additional requirements for “outside directors” set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” set forth in Rule 16b-3 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2014, Messrs. Crocker, Gellert, Gilchrist and Shelton served on our Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the board of directors.
Independent Compensation Consultant
Under its charter, our Compensation Committee has authority to retain, and approve the terms of engagement and fees paid to, compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. Any compensation consultant engaged by our Compensation Committee reports to the Compensation Committee and receives no fees from us that are unrelated to its role as advisor to our Board and its committees. Our Compensation Committee meets regularly with the compensation consultant without management present. Although a compensation consultant may periodically interact with company employees to gather and review information related to our executive compensation program, this work is done at the direction and subject to the oversight of the Compensation Committee. Under the Compensation Committee charter, any compensation consultant retained by our Compensation Committee must be independent, as determined annually by the Compensation Committee in its reasonable business judgment, considering the specific independence factors set forth in Rule 10C-1 under the Exchange Act and all other relevant facts and circumstances.
Pearl Meyer & Partners (“PM&P”) has served as our Compensation Committee’s independent compensation consultant since 2006. In 2014, our Compensation Committee retained PM&P to advise it and the independent members of our Board, as applicable, on matters related to our executive compensation levels and program design for 2015. Our Compensation Committee reviews the scope of work provided by PM&P on an annual basis and, in connection with PM&P’s engagement in 2014, determined that PM&P met the independence criteria under the Compensation Committee charter. PM&P and its affiliates did not perform any consulting services unrelated to executive compensation for us during the year ended December 31, 2014, and PM&P’s work for the Board and its committees has raised no conflict of interest.
INVESTMENT COMMITTEE
The function of our Investment Committee is to review and approve proposed acquisitions and dispositions of properties and other investments meeting applicable criteria, in accordance with our Amended and Restated Investment and Divestiture Approval Policy.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Nominating Committee oversees our corporate policies and other corporate governance matters, as well as matters relating to the practices and procedures of our Board, including the following: identifying, selecting and recommending to the Board qualified director-nominees; making recommendations to the Board regarding its committee structure and composition; reviewing and making recommendations to the Board regarding non-employee director compensation; overseeing an annual evaluation of the Board and its committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advising the Board on corporate governance and related matters.
Our Board has determined that each member of the Nominating Committee is independent and satisfies the NYSE listing standards.
CORPORATE GOVERNANCE
Governance Policies
Our Guidelines on Governance reflect the fundamental corporate governance principles by which our Board and its committees operate. These guidelines set forth general practices the Board and its committees follow with respect to structure, function, organization, composition and conduct. These guidelines are reviewed at least annually by the Nominating Committee and are updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.
Our Global Code of Ethics and Business Conduct sets forth the legal and ethical standards for conducting our business to which our directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and Acting Chief Accounting Officer, and the directors, officers and employees of our subsidiaries must adhere. Our Global Code of Ethics and Business Conduct covers all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results. See also “Public Policy Matters.”
Our Guidelines on Governance and our Global Code of Ethics and Business Conduct are available in the Corporate Governance section of our website at www.ventasreit.com/investor-relations/corporate-governance. We also provide copies of our Guidelines on Governance and our Global Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Waivers from, and amendments to, our Global Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.ventasreit.com. The information on our website is not a part of this Proxy Statement.
Transactions with Related Persons
Our written Policy on Transactions with Related Persons requires that any transaction involving us in which any of our directors, officers or employees (or their immediate family members) has a direct or indirect material interest be approved or ratified by the Audit Committee or the disinterested members of our Board. Our Global Code of Ethics and Business Conduct requires our directors, officers and employees to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Presiding Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit Committee or the disinterested members of the Board. In determining whether to approve or ratify a transaction, the Audit Committee or disinterested members of the Board consider all relevant facts and circumstances available to them and other factors they deem appropriate.
Transactions with Mr. Pasquale
From July 2011 through December 2011, Mr. Pasquale served as Senior Advisor to our Chief Executive Officer to facilitate the integration of NHP with our company. Our agreement with Mr. Pasquale entitled him to receive substantially the same severance benefits that he would have received if he had resigned for “good reason” under his prior employment agreement with NHP. Under the terms of this agreement, in 2014, Mr. Pasquale received approximately $2.0 million representing certain severance benefits and deferred compensation, as well as continued medical and life insurance coverage and payment of certain dividend equivalent rights. The disinterested members of our Board approved the terms of Mr. Pasquale’s agreement in connection with its approval of the NHP acquisition.
Transactions with Sutter Health
We own two newly developed MOBs that are 100% leased by Sutter Health under long-term triple-net leases. In 2014, Sutter Health paid us aggregate annual rent of approximately $4.4 million, which is less than one-tenth of one percent (0.1%) of Sutter Health’s 2014 consolidated gross revenues. Mr. Reed, who served as Senior Vice President and Chief Financial Officer of Sutter Health until his retirement on January 1, 2015, has served as a member of our Board since March 2008. We believe the terms of the leases with Sutter Health are no less favorable to us than those available from an unaffiliated party.
Risk Management
Management has primary responsibility for identifying and managing our exposure to risk, subject to active oversight by our Board of the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At Board and committee meetings, directors engage in comprehensive analyses and dialogue regarding specific areas of risk following receipt of written materials and in-depth presentations from management and third-party experts. This process enables our Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact and ensures that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the Board’s view of our risk profile and risk tolerance.
In addition to the overall risk oversight function administered directly by our Board, each of our Audit, Compensation, Nominating and Investment Committees exercises its own oversight related to the risks associated with the particular responsibilities of that committee:

✓
Our Audit Committee reviews financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and has certain responsibilities with respect to our compliance programs, such as our Global Code of Ethics and Business Conduct, our Global Anti-Bribery Policy and our Investigations Policy.

✓
Our Compensation Committee, as discussed in greater detail below, evaluates whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking.

✓	Our Nominating Committee focuses on risks related to corporate governance, board effectiveness and succession planning.

✓
Our Investment Committee is responsible for overseeing certain transaction-related risks, including the review of transactions in excess of certain thresholds, with existing tenants, operators, borrowers or managers, or that involve investments in non-core assets.

The chairs of these committees report on such matters to the full Board at each regularly scheduled Board meeting and other times as appropriate. Our Board believes that this division of responsibilities is the most effective approach for identifying and addressing risk, and through Ms. Cafaro’s combined role as Chief Executive Officer and Chairman, our Board leadership structure appropriately supports the Board’s role in risk oversight by facilitating prompt attention by the Board and its committees to the significant enterprise risks identified by management in our day-to-day operations.
Compensation Risk Assessment
As part of its risk oversight role, our Compensation Committee annually considers whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our company. In conducting its risk assessment in 2015, the Compensation Committee reviewed a report prepared by management regarding our existing compensation plans and programs, including our severance and change-in-control arrangements, in the context of our business risk environment. In its review, the Compensation Committee noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including, but not limited to, the following:

✓	a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards;

✓	multiple performance measures selected in the context of our business strategy and often in tension with each other;

✓	regular review of comparative compensation data to maintain competitive compensation levels in light of our industry, size and performance;

✓
incentive award opportunities that do not provide minimum guaranteed payouts, are based on a range of performance outcomes and plotted along a continuum, and have capped payouts, subject in all cases to the Compensation Committee’s and, in the case of our Chief Executive Officer, the independent Board members’ overall assessment of performance;

✓	equity compensation weighted more heavily towards restricted stock than stock options to provide greater incentive to create and preserve long-term stockholder value;

✓	equity incentive awards granted for prior-year performance with multi-year vesting schedules to enhance retention;

✓	minimum stock ownership guidelines that align executive officers with long-term stockholder interests; and

✓
prohibitions on engaging in derivative and other hedging transactions in our securities and restrictions on holding our securities in margin accounts or otherwise pledging our securities to secure loans.

Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies for all employees do not create risks that are reasonably likely to have a material adverse effect on our company and instead promote behaviors that support long-term sustainability and creation of stockholder value.
Public Policy Matters
We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles, our Global Code of Ethics and Business Conduct and our Global Anti-Bribery Policy, we have established the policies and practices described below with respect to political contributions and other public policy matters.
Political Contributions and Expenditures
We do not use corporate funds or resources for direct contributions to political candidates, parties or campaigns. Corporate resources include non-financial donations, such as the use of our property in a political campaign or our employees’ use of work time and telephones to solicit for a political cause or candidate.
Public Policy Advocacy
We do not have a political action committee. However, we may advocate a position, express a view or take other appropriate action with respect to legislative or political matters affecting our company or our interests. We may also ask our employees to make personal contact with governmental officials or to write letters to present our position on specific issues. Any such advocacy is done in compliance with applicable laws and regulations.
Individual Political Activity
We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in the campaigns of, the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities, making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, on their own time and at their own expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing our company in such activities.
Relationships with Government Officials
Our directors, officers and employees may not maintain any relationship or take any action with respect to public officials that could impugn our integrity or reputation. In particular, our directors, officers and employees may not offer, promise or give anything of value, including payments, entertainment and gifts, to any government official, employee, agent or other intermediary of the United States government or any domestic or foreign government.

OUR EXECUTIVE OFFICERS
Set forth below is certain biographical information about our executive officers. Ages shown for all executive officers are as of the date of the Annual Meeting.

Name and Position	Age	Business Experience
Debra A. Cafaro Chairman and Chief Executive Officer	57	Ms. Cafaro’s biographical information is set forth in this Proxy Statement under “Proposals Requiring Your Vote—Proposal 1: Election of Directors.”
John D. Cobb Executive Vice President and Chief Investment Officer	43
Mr. Cobb has been our Executive Vice President, Chief Investment Officer since March 2013, after serving as our Senior Vice President, Chief Investment Officer from 2010 to March 2013. Prior to that, Mr. Cobb was a President and Chief Executive Officer of Senior Lifestyle Corporation, where he led the strategic direction of a 9,000+ unit retirement company with over 3,400 employees. Prior to that, he held various positions with GE Healthcare Financial Services, a division of General Electric Capital Corporation, which is a subsidiary of General Electric Corporation, with the last being Senior Managing Director, where he led a team focused on debt and equity investments of healthcare real estate totaling over $9 billion. Mr. Cobb has served as a member of the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry. He is currently a member of the Executive Board of the American Seniors Housing Association.

Raymond J. Lewis President	50
Mr. Lewis has been our President since November 2010. He previously served as our Executive Vice President and Chief Investment Officer from 2006 to November 2010 and as our Senior Vice President and Chief Investment Officer from 2002 to 2006. Prior to joining us in 2002, he was managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Before that, Mr. Lewis was Executive Vice President of Healthcare Finance for Heller Financial, Inc. (which was acquired by GECC in 2001), where he had primary responsibility for healthcare lending. Mr. Lewis is Chairman Emeritus of the National Investment Center for the Seniors Housing & Care Industry. He is also currently a member of the Executive Board of the American Seniors Housing Association where he serves as Vice Chairman on the Executive Committee.

Todd W. Lillibridge Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	59
Mr. Lillibridge has been our Executive Vice President, Medical Property Operations since July 2010. Mr. Lillibridge also serves as President and Chief Executive Officer of our subsidiary, Lillibridge Healthcare Services, Inc. (“Lillibridge”), where he is responsible for the strategic focus, vision and overall leadership of our MOB operations. Prior to joining Lillibridge’s predecessor in 1982, and subsequently establishing Lillibridge & Company, Mr. Lillibridge was employed by Baird & Warner, Inc. of Chicago, Illinois, serving in the real estate finance group and the development division. He is a member of the Economic Club of Chicago and the World Presidents’ Organization of Chicago.

Robert F. Probst Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer	47
Mr. Probst joined us as Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer in October 2014. Prior to joining us, Mr. Probst served as senior vice president and chief financial officer of Beam Inc., a global spirits distributor, from its inception as an independent, S&P 500 company in October 2011 to its sale to Suntory Holdings Limited in May 2014.  Prior to that, he served as senior vice president and chief financial officer of Beam Global Spirits & Wine, Inc., playing a key role in establishing the former unit of Fortune Brands, Inc. as a standalone publicly-traded company.  Mr. Probst serves on the boards of the Chicago Botanic Garden and Camp Kesem, as well as the advisory board of the Duke University Financial Economics program.

T. Richard Riney Executive Vice President, Chief Administrative Officer and General Counsel	57
Mr. Riney has been our Executive Vice President and General Counsel since 1998, was named our Chief Administrative Officer in 2007 and also served as our Corporate Secretary from 1998 to 2012. From 1996 to 1998, he served as Transactions Counsel for our predecessor, Vencor, Inc. Prior to that, Mr. Riney practiced law with the law firm of Hirn, Reed & Harper, where his areas of concentration were real estate and corporate finance. Mr. Riney serves on the Centre College President’s Advisory Council. He is admitted to the Bar in Kentucky and is a member of the National Association of Real Estate Investment Trusts (“NAREIT”).

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2014 Form 10-K.
COMPENSATION COMMITTEE
Jay M. Gellert, Chair
Douglas Crocker II
Richard I. Gilchrist
James D. Shelton (member through May 15, 2014)
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board in making those decisions. The CD&A focuses on the compensation of our Named Executive Officers for 2014, who were:

Name	Title
Debra A. Cafaro	Chairman and Chief Executive Officer
Robert F. Probst (1)	Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer
Richard A. Schweinhart (2)	Former Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer
Raymond J. Lewis	President
Todd W. Lillibridge	Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.
T. Richard Riney	Executive Vice President, Chief Administrative Officer and General Counsel

(1)	Mr. Probst joined us as Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer on October 27, 2014.

(2)
Mr. Schweinhart served as Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer until October 27, 2014 and thereafter as Senior Advisor to the Chief Executive Officer and Merger Integration Leader until his retirement on December 31, 2014.

As in previous years, we awarded compensation to our Named Executive Officers for 2014 based on compensation policies that closely link compensation to performance. These policies, in planned combination, generate rewards for achievement of high-level company and individual performance and discourage excessive short-term risk taking. We believe this balance is essential to align management with the long-term interests of our stockholders.
Executive Summary
Our executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established company and tailored individual goals consistent with our strategic plan and to link compensation to company performance. We compensate our executives primarily through base salary, annual cash incentive compensation and long-term equity incentive compensation. Our executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation, so that the vast majority of total direct compensation is variable and not guaranteed. In addition, a significant percentage of incentive compensation is in the form of equity awards granted to reward past performance. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, a substantial portion of the awards vests over time to provide additional retention benefits and create greater alignment with stockholders. We believe this structure appropriately focuses our executive officers on the creation of long-term value and encourages prudent evaluation of risks.

2014 Performance
Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board view performance for compensatory purposes in two primary ways: (1) financial and operating performance, including results against our growth targets, and (2) returns to stockholders over time, both on an absolute basis and relative to other companies, including S&P 500 companies, large cap REITs and our compensation peer group (see “Compensation Consultant and Benchmarking”).
We delivered exceptional financial and operating performance in 2014, evidenced by the achievement of record profits, cash flows and normalized FFO per share through steadfast execution of our business strategy and building upon our three core strengths: raising capital efficiently, allocating capital wisely and managing our assets productively. We grew internally by increasing cash flows in our same-store portfolio and externally by successfully making over $5 billion of attractive, accretive investments (including our acquisition of HCT, which was completed in January 2015). We expanded our reach internationally, making an initial investment in the United Kingdom with a well-regarded hospital provider and extending our Atria relationship to Canada. At the same time, we retained our significant financial strength and flexibility and improved our attractive cost of capital through expert and nimble access to capital markets, and we made numerous organizational and process improvements within the company. The 2014 compensation decisions made by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board reflected our high level of achievement overall with respect to the pre-established measures and goals under our annual cash and long-term equity incentive plans and the differential performance and contributions of our Named Executive Officers to our strong financial and operating performance during the year.
Financial and Operating Performance. Our 2014 financial and operating performance highlights included the following:

✓	We delivered our 12th consecutive year of growth in normalized FFO, which increased 9% to over $1.3 billion, and our normalized FFO per diluted share rose 8% to $4.48.

✓
Our cash flows from operations increased to $1.3 billion, and same-store cash NOI for our total portfolio increased 3.9%, expressed in constant currency year-over-year. We generated over $285 million in free cash flow after dividends and recurring capital expenditures.

✓
We made over $5 billion of attractive, accretive investments in seniors housing and healthcare assets in the United States, Canada and the United Kingdom (including our acquisition of HCT, which was completed in January 2015, and a $425.0 million mezzanine loan investment that has a blended annual interest rate of 8.1%).

✓
We successfully re-leased to Kindred, transitioned to new operators or sold 107 of the 108 licensed healthcare assets whose lease terms with Kindred expired in 2014, and we expect to sell the remaining asset during 2015. In addition, we and Kindred reached a mutually beneficial agreement on nine assets and changes to existing leases, which included payment of $37 million to us in January 2015.

✓
We expanded our international operations into the United Kingdom, making a $200 million investment with a well-regarded hospital provider, and we invested $900 million to extend our Atria relationship into Canada.

✓	We ended the year with a strong balance sheet, demonstrated by our fixed charge coverage ratio of 4.7x and net debt to adjusted pro forma EBITDA of 5.9x at December 31, 2014.

✓
We raised over $1.5 billion of capital opportunistically, strengthening our liquidity, lengthening and further staggering our debt maturities and lowering our effective annual interest rate, including through a CAD 650 million senior note offering—the largest-ever unsecured debt offering by a REIT in Canada.

✓	We maintained our strong credit rating of BBB+ or equivalent from all three nationally recognized rating agencies.

✓	Our proceeds from asset sales and loan repayments during 2014 exceeded $175 million.
Returns to Stockholders. Our long history of increasing our dividend and delivering sustained, superior returns to stockholders continued in 2014 with the following:

✓	We delivered robust TSR of 31% for 2014 and compound annual TSR of 14% for the three-year period ended December 31, 2014.

✓
For the period from January 1, 2000 through December 31, 2014 (the 15 completed fiscal years of our Chief Executive Officer’s tenure), we delivered compound annual TSR of 28.5%, outperforming the S&P 500 index and the RMS index and ranking us first among our compensation peer group.

✓	For the ten-year period ended December 31, 2014, we delivered compound annual TSR of 15.4%—the best return among the three largest healthcare REITs.

✓	We ranked second among the large-cap healthcare REITs in our peer group as to our one-year TSR of 31%, three-year compound annual TSR of 14% and five-year compound annual TSR of 15%.

✓	We paid our stockholders an annual cash dividend of $2.965 per share, which represents an increase of 8% over 2013.

✓	Our dividend compound annual growth rates of 7% and 9% for the seven- and ten-year periods ended December 31, 2014 are among the highest of all REITs.
2014 Executive Compensation
In 2014, our compensation decisions once again reflected strong alignment between pay and performance. In determining the incentive compensation paid to our Named Executive Officers for 2014, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans, noting a high level of achievement overall. As a result of this superior performance, and in alignment with value delivered to stockholders, the 2014 total direct compensation for each of our Named Executive Officers increased year-over-year, with the total direct compensation of our Chief Executive Officer increasing 21%.
The table below sets forth total direct compensation (base salary + annual cash incentive award + long-term equity incentive award) of each of our Named Executive Officers for 2014, 2013 and 2012, consistent with the manner in which our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board evaluate executive compensation and pay-for-performance alignment.

			Annual Cash Incentive Award	Long-Term Equity Incentive Award
	Performance Year			Restricted Stock		Stock Options		Total Direct Compensation(2)	Year-Over-Year Change
Name		Salary		# of Shares	Value(1)	# of Shares	Value(1)
Debra A. Cafaro	2014	$1,050,000	$3,780,000	55,568	$4,353,258	317,941	$1,865,682	$11,048,940	21%
	2013	1,000,000	2,974,001	58,812	3,622,850	354,972	1,552,650	9,149,501
	2012	1,000,000	3,480,000	63,066	4,158,000	175,739	1,782,000	10,420,000
Robert F. Probst (3)	2014	143,750	323,438	3,836	300,587	21,953	128,823	896,598	N/A
Richard A. Schweinhart (4)	2014	500,580	1,126,305	—	1,501,740	—	—	3,128,625	35%
	2013	463,500	924,683	10,513	647,602	63,453	277,544	2,313,329
	2012	450,000	868,875	11,466	756,000	31,952	324,000	2,398,875
Raymond J. Lewis	2014	648,900	1,322,134	16,953	1,328,169	97,003	569,215	3,868,418	1%
	2013	618,000	1,293,165	21,811	1,343,612	131,649	575,834	3,830,611
	2012	600,000	1,320,000	28,348	1,869,000	78,994	801,000	4,590,000
Todd W. Lillibridge	2014	461,400	1,004,929	10,690	837,487	61,166	358,923	2,662,739	25%
	2013	412,000	844,600	9,930	611,696	59,935	262,156	2,130,452
	2012	400,000	832,821	9,682	638,400	26,982	273,600	2,144,821
T. Richard Riney	2014	500,580	1,126,305	11,598	908,603	66,360	389,401	2,924,889	22%
	2013	463,500	957,128	11,171	688,158	67,426	294,925	2,403,711
	2012	450,000	924,000	12,900	850,500	35,946	364,500	2,589,000

(1)
Except as set forth in footnote (4) below, amounts shown represent the full grant date fair value, calculated pursuant to Financial Accounting Standards Board (“FASB”) guidance relating to fair value provisions for share-based payments, of the restricted stock and stock option portions of each Named Executive Officer’s long-term equity incentive award.

(2)
Total direct compensation consists of base salary, annual cash incentive awards and long-term equity incentive awards, and therefore excludes amounts shown in the “All Other Compensation” column of the 2014 Summary Compensation Table.

(3)
Mr. Probst was appointed our Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer effective October 27, 2014. His annual base salary of $575,000 was prorated to reflect his service in 2014, and his 2014 incentive compensation has been prorated at 25%, per his employment agreement. Upon employment, Mr. Probst received a $1 million, one-time restricted stock award for retention purposes, but this amount is excluded from 2014 total direct compensation because the award was part of a recruitment package and unrelated to 2014 performance. The award will vest in full on the third anniversary of the date of grant.

(4)
In light of his retirement on December 31, 2014, Mr. Schweinhart’s long-term incentive award for 2014 was granted solely in cash. For purposes of this presentation, the amount of the cash award is shown in the Restricted Stock - Value column.

This table differs from compensation reported in the 2014 Summary Compensation Table in that it reflects the value of our Named Executive Officers’ long-term equity incentive awards in the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2015 for 2014 performance are shown in the table above as 2014 compensation). While compensation reported in the 2014 Summary Compensation Table is useful, the SEC’s disclosure rules do not take into account the retrospective nature of our executive compensation program and therefore create a one-year lag between the value of our Named Executive Officers’ long-term equity incentive awards and the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2015 for 2014 performance will not be shown in the Summary Compensation Table until our 2016 Proxy Statement as 2015 compensation). This table supplements, and does not replace, the 2014 Summary Compensation Table.
2014 Base Salary. Following a review of compensation data for peers with substantially similar roles and responsibilities (as described below under “Compensation Consultant and Benchmarking”), each of our Named Executive Officers (other than Mr. Probst) received an increase in base salary for 2014 to remain at or slightly below the market median.
2014 Annual Cash Incentive Awards. Cash incentive awards granted to our Named Executive Officers for 2014 performance ranged from 89% to 100% of their respective maximum award opportunities (or from 131% to 180% of their respective target award opportunities) based on our performance with respect to pre-established company financial measures, specifically normalized FFO per share, excluding non-cash items, and fixed charge coverage ratio (which together accounted for 65% of the award opportunity, or 35% in the case of Mr. Lillibridge, whose 2014 cash incentive award opportunity was also based 40% on the financial performance of our MOB operations), and the achievement of individual objectives tailored for each Named Executive Officer (which accounted for the remaining 35% of the award opportunity, or 25% in the case of Mr. Lillibridge).
We exceeded maximum performance with respect to both company financial measures under the 2014 annual cash incentive plan, and in regard to the tailored individual objectives, each Named Executive Officer achieved between target and maximum performance, depending on his or her unique contributions to our success.
2014 Long-Term Equity Incentive Awards. Long-term equity incentive awards granted generally in the form of restricted stock and stock options to our Named Executive Officers for 2014 performance ranged from 59% to 92% of their respective maximum award opportunities (or from 89% to 119% of their respective target award opportunities), based on our performance with respect to pre-established quantitative measures, specifically one- and three-year relative TSR and net debt to adjusted pro forma EBITDA (which together accounted generally for 50% of the award opportunity), and a qualitative evaluation of our performance with respect to pre-established financial, operational and strategic objectives (which accounted generally for the remaining 50% of the award opportunity). Our Compensation Committee and the independent members of our Board believe that this 50/50 split between formulaic measures and a qualitative evaluation of performance, and the ability to use their discretion in assessing each Named Executive Officer’s contribution to our success in preserving long-term stockholder value within acceptable risk levels, provides the appropriate incentive structure and balance to drive long-term stockholder value, while discouraging excessive risk-taking. Our Compensation Committee and the independent members of our Board also believe that, because the grant and value of our long-term equity incentive awards are determined solely by performance achieved through the preceding fiscal year, such awards are fully earned at the time of grant and should not be subject to additional performance-based vesting requirements (even though they do vest over time to provide additional retention benefits and create greater alignment with stockholders). Due to his retirement on December 31, 2014, Mr. Schweinhart’s 2014 long-term incentive award was based 100% on qualitative factors related to company performance and transition of the Chief Financial Officer role to Mr. Probst and was paid in cash.
We achieved between threshold and target performance with respect to the quantitative measures under the 2014 long-term equity incentive plan. In regard to the qualitative evaluation of our performance, we achieved near maximum performance overall based on our strong financial and operational results. After adjustments to reflect individual contributions to our performance, each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2014 long-term equity incentive plan.
Pay-for-Performance Alignment
The graph below illustrates our long-term pay-for-performance alignment by comparing our Chief Executive Officer’s total direct compensation to our TSR performance (indexed to a 2009 base year) for each of the past five years.
This graph differs from compensation reported in the 2014 Summary Compensation Table in that it aligns the value of long-term equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2015 for 2014 performance are shown in the graph above as 2014 compensation), consistent with the manner in which our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of our Board evaluate compensation and pay-for-performance (as disclosed in the supplemental table above).
Compensation Policies and Practices—Good Governance
Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, in 2014 our Board maintained the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:

✓	The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards.

✓
Our Named Executive Officers’ incentive award opportunities are capped, and the value of their awards is determined by the Compensation Committee’s or the independent Board members’ assessment of performance with respect to multiple performance measures, including TSR, that promote stockholder value.

✓
The long-term equity incentive awards earned by our Named Executive Officers for prior-year performance have time-based vesting schedules to enhance retention and alignment with long-term stockholder value.

✓
The competitiveness of our executive compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us in terms of enterprise value, market capitalization and total assets.

✓	Our Compensation Committee is comprised solely of independent directors and annually engages an independent compensation consultant to advise on matters related to our executive compensation program.

✓	Our employment agreements with executive officers do not provide single-trigger change of control benefits, and we prohibit new tax gross-up arrangements under our anti-tax gross-up policy.

✓	We maintain meaningful stock ownership guidelines for our executive officers and non-employee directors that promote a long-term stockholder perspective.

✓	Our Compensation Committee annually reviews and assesses the potential risks of our compensation policies and practices for all employees.

✓	Our recoupment policy enables our Board to “claw back” incentive compensation in the event of a financial restatement.

✓	Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.

✓
Our Securities Trading Policy and Procedures prohibits our executive officers and directors from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the prior approval of the Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2014).

2014 Advisory Vote on Executive Compensation and Stockholder Outreach
We submit an advisory vote to approve our executive compensation to our stockholders on an annual basis. At our 2014 Annual Meeting of Stockholders, holders of approximately 90.3% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation. We believe the continued support for our compensation program in 2014 reflects:

✓	the strong alignment between our executive pay and performance and over long time periods;

✓	the quantitative alignment between our executive pay and performance, as measured by stockholder advisory groups; and

✓	our broad stockholder outreach efforts and the enhancements we made, beginning in 2013, to our executive compensation program based on that outreach.

In connection with our 2014 Annual Meeting of Stockholders, we continued our engagement in a broad outreach program to discuss our executive compensation practices with institutional investors that held more than 61% of the outstanding shares of our common stock. Because we value open and constructive dialogue with our stockholders, we formally invited our 30 largest stockholders to provide feedback about our executive compensation philosophy and programs, as well as our corporate governance practices. Based on these discussions and the strong support of our stockholders at our 2014 Annual Meeting of Stockholders, we learned that our stockholders:

✓
generally approve of the overall structure of our executive compensation program, our disclosures regarding the program, the decisions made under the program and the factors considered in making those decisions;

✓	generally support our pay-for-performance alignment; and

✓	generally endorse our corporate governance practices.
Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board have also continued to evaluate our overall executive compensation program and believe that it is well designed to achieve our objectives of attracting, retaining and motivating talented executives and rewarding superior performance in the context of our business risk environment. Accordingly, our executive compensation program has not changed significantly from that described in our 2014 Proxy Statement.
Objectives of Our Compensation Program
We recognize that effective compensation strategies are critical to recruiting, incenting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

✓	attract, retain and motivate talented executives;

✓	reward performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

✓	provide balanced incentives that discourage excessive risk-taking;

✓	retain sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

✓
evaluate performance by balancing consideration of those measures that management can directly and significantly influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

✓	encourage executives to become and remain long-term stockholders of our company; and

✓	maintain compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.
We align the interests of our executive officers and stockholders by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key financial and strategic goals that create long-term stockholder value.
Benchmarking and Comparable Companies
Our Compensation Committee retained PM&P as its independent compensation consultant to advise it and, in the case of our Chief Executive Officer, the independent members of our Board on matters related to our Named Executive Officers’ compensation levels and program design for 2014. At the time of engagement, our Compensation Committee reviewed PM&P’s independence, determined that PM&P met the independence criteria under the Compensation Committee charter and determined that PM&P’s engagement raised no conflict of interest.
For 2014 benchmarking purposes, PM&P provided our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board with comparative market data on compensation practices and programs based on its analysis of a group of peer companies (the “Comparable Companies”) and provided guidance on compensation trends and best practices. Using this market data, PM&P advised the Compensation Committee and the independent members of our Board and made recommendations with respect to program design and setting base salaries and incentive award opportunity levels for our executive officers for 2014.
In determining 2014 compensation targets for our Named Executive Officers, our Compensation Committee, in consultation with PM&P, considered the competitive positioning of our executive compensation levels relative to compensation data for the Comparable Companies with respect to the following components of pay: base salary; total annual compensation (base salary plus annual incentive awards); long-term equity incentives (annualized expected value of long-term equity incentive awards) and total direct compensation (base salary plus annual incentive awards and annualized expected value of long-term equity incentive awards). Consistent with our compensation philosophy, our Compensation Committee targeted the median of the Comparable Companies for each of these components. Our 2014 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual cash and long-term equity incentive awards. We believe this methodology is appropriate for our operating style and reflects the need to attract, retain and stretch top executive talent.
The group of Comparable Companies consists of REITs similar to us in terms of operations and FFO and generally falling within a range of 40% to 250% of our enterprise value, market capitalization and total assets. Our Compensation Committee annually reviews the Comparable Companies to ensure that their size and operations remain comparable to ours and may change the composition of the group from time to time as appropriate. In August 2013, the Compensation Committee approved the 15 companies identified below as the appropriate Comparable Companies for 2014 compensation purposes. These companies are the same companies used by the Compensation Committee for 2013 compensation purposes, with one exception. After consultation with PM&P, our Compensation Committee replaced Brookfield Office Properties, Inc. (“Brookfield”) with American Tower Corp. in order to achieve greater overlap with the peer companies selected by proxy advisory firms and due to Brookfield’s domicile and substantial investor base in Canada (later, in June 2014, Brookfield was acquired and ceased to be a public company). The Comparable Companies reported compensation data for executive positions with responsibilities similar in breadth and scope to those of our executive officers, and we believe these companies generally competed with us for executive talent and stockholder investment in 2014.

Compensation Mix
Our executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term stockholder value. We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, our compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards granted based on past performance that vest over time. Even though these equity awards are fully earned for performance that has already been achieved at the time of grant, the vesting schedule is designed to provide additional retention benefits and create greater alignment with stockholders.
The following charts illustrate each Named Executive Officer’s base salary, target annual cash incentive compensation and target long-term equity incentive compensation as a percentage of his or her target total direct compensation for 2014. Ms. Cafaro’s and Mr. Lewis’s target total direct compensation reflect a heavier weight on long-term equity incentive compensation because our Compensation Committee and the independent members of our Board believe that, due to their leadership roles as our Chief Executive Officer and President, respectively, their compensation structures should reflect even greater alignment with our stockholders.

# Total Direct Compensation (Target %)

Base Salary
Annual Cash Incentive Compensation
Long-Term Equity Incentive Compensation
Performance-Based Incentive Compensation
11%
22%
67%
89%
17%
26%
57%
83%
20%
30%
50%
80%
Cafaro
Lewis
Other NEOs

Elements of Our Compensation Program
For 2014, the compensation provided to our executive officers consisted of the same elements generally available to our non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits. The overall structure of our executive compensation program has not changed significantly over the past several years in light of the carefully considered feedback we received from our stockholders during that time.
Base Salary
The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within our company as compared to the benchmark data. Our Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value.
In determining 2014 base salaries for our Named Executive Officers, our Compensation Committee analyzed base salary information of the Comparable Companies contained in a report prepared by PM&P. Although the Compensation Committee periodically considers information from REIT industry and other compensation surveys, it places primary emphasis on publicly available data from the Comparable Companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

For 2014, our Compensation Committee and, in the case of the Chief Executive Officer, the independent members of our Board approved the following base salary increases for our Named Executive Officers:

	Base Salary		Year-Over-Year % Change
	2014	2013
Debra A. Cafaro	$1,050,000	$1,000,000	5.0%
Robert F. Probst	575,000	—	N/A
Richard A. Schweinhart	500,580	463,500	8.0%
Raymond J. Lewis	648,900	618,000	5.0%
Todd W. Lillibridge	461,400	412,000	12.0%
T. Richard Riney	500,580	463,500	8.0%
With these increases, each Named Executive Officer’s 2014 base salary was positioned at or slightly below the market median for the Comparable Companies. Mr. Lillibridge received a somewhat higher percentage increase in base salary in 2014 to more closely align with market competitive levels for his position.
Annual Cash Incentive Compensation — Opportunities, Measures and Actual Performance
We provide our Named Executive Officers with an annual opportunity to earn cash incentive awards for the achievement of pre-established company financial goals and tailored individual objectives. At or prior to the beginning of each performance year, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.
Cash incentive awards granted to our Named Executive Officers for 2014 performance ranged from 89% to 100% of their respective maximum award opportunities (or from 131% to 180% of their respective target award opportunities). We exceeded maximum performance with respect to both company financial measures described below that together accounted for 65% of the award opportunity (or 35% in the case of Mr. Lillibridge). Our MOB operations, which accounted for an additional 40% of Mr. Lillibridge’s 2014 annual cash incentive award opportunity, achieved between target and maximum performance, based on pre-bonus segment results. In regard to the tailored individual objectives that accounted for the remaining 35% of the award opportunity (or 25% in the case of Mr. Lillibridge), our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board determined that each Named Executive Officer achieved between target and maximum performance, depending on his or her unique contributions to our success.

# Strong Performance on Financial Metrics

## 2014 Annual Cash Incentive Awards (as a multiple of base salary)

Threshold
Target
Maximum
Actual

3.60
1.20
2.00
3.60

**Cafaro**
$3,780,000 or
100% of Maximum Opportunity

2.25
1.00
1.50
2.25

**Probst ***
$323,438 or
100% of Maximum Opportunity

2.25
1.00
1.50
2.25

**Schweinhart**
$1,126,305 or
100% of Maximum Opportunity

2.04
1.05
1.55
2.30

**Lewis**
$1,322,134 or
89% of Maximum Opportunity

2.18
1.00
1.50
2.25

**Lillibridge**
$1,004,929 or
97% of Maximum Opportunity

2.25
1.00
1.50
2.25

**Riney**
$1,126,305 or
100% of Maximum Opportunity

* Mr. Probst's 2014 incentive compensation was prorated at 25%, per his employment agreement.

Award Opportunities. In December 2013 and January 2014 (with respect to Mr. Schweinhart), our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved the 2014 annual cash incentive award opportunities for our Named Executive Officers (other than Mr. Probst) shown in the charts above. Mr. Probst’s 2014 annual cash incentive award opportunities were determined by the Compensation Committee in connection with his recruitment in September 2014. Messrs. Schweinhart’s, Lillibridge’s, Riney’s and Lewis’ threshold, target and maximum cash incentive award opportunities, as multiples of their respective base salaries, were increased from 2013 (from 0.70x, 1.40x and 2.10x, respectively, for Messrs. Schweinhart, Lillibridge and Riney and from 0.75x, 1.50x and 2.25x, respectively, for Mr. Lewis) to position their target total annual compensation closer to the market median for the Comparable Companies. Ms. Cafaro’s threshold and target cash incentive award opportunities, as multiples of her base salary, also were increased from 2013 (from 0.80x and 1.60x, respectively) to position her target total annual compensation closer to the market median for the Comparable Companies. Ms. Cafaro’s annual cash incentive opportunity structure has greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that the Chief Executive Officer’s compensation should be more closely aligned with stockholders than our other executive officers.
Performance Measures and Results. Below is a summary of the annual cash incentive plan measures and goals approved by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board in December 2013 for 2014 performance, the relative weighting for each performance measure, the reasons why we consider each performance measure to be an important component of our pay-for-performance philosophy, and our results with respect to those measures. Consistent with our compensation philosophy, the 2014 annual cash incentive plan measures and goals were determined taking into consideration our strategic plan and were designed to be challenging, but also to discourage excessive risk-taking. Although these performance measures focus on shorter-term results, they have a counterbalancing effect on each other and incentivize our Named Executive Officers to adjust appropriately to meet rapidly changing market and business conditions in the long-term interests of our stockholders. For 2014, in light of the increasingly competitive acquisition environment, we eliminated the acquisition performance measure from the annual cash incentive plan and increased the weighting of the normalized FFO per share measure by a corresponding amount to appropriately incentivize our Named Executive Officers to pursue acquisitions in a manner that minimizes risk, maintains our portfolio quality and maximizes stockholder value.
In the first quarter of the year following the performance year, each Named Executive Officer’s performance is carefully evaluated with respect to the applicable pre-established measures and goals to determine the earned value of the individual’s annual cash incentive award, if any, within the established award opportunity range. For 2014, we exceeded maximum performance with respect to each of the company financial measures, as summarized below.

Individual Performance*
35%
50%
Normalized FFO Per Share (Cash)*
Fixed Charge Coverage (Year End)*
15%

* Due to Mr. Lillibridge's responsibility for the strategic focus, vision and overall leadership of our MOB operations, 40% of his 2014 cash incentive award was based on the 2014 financial performance of our MOB operations segment, 35% of his award was based on the company financial goals (normalized FFO per share (cash) and fixed charge coverage ratio in the same proportions reflected here), and 25% of his award was based on his 2014 individual performance goals.

Normalized FFO Per Share (Cash)
Normalized FFO per share, excluding non-cash items,
for the year ended December 31, 2014
Weighting: 50%*
Goals:

Threshold	$4.07
Target	$4.15
Maximum	$4.23
Why does this measure matter? FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s FFO can have a significant impact on the trading price of its common stock and, therefore, its TSR. Normalized FFO is FFO excluding certain items, such as non-cash income tax items, deal costs and expenses, and gains and losses from marking the value of derivative instruments to market. The maximum performance goal represents a 6% increase over our normalized FFO per share, excluding non-cash items, of $3.99 for the year ended December 31, 2013.
Result: Exceeded Maximum Performance Goal. Our year-over-year normalized FFO per diluted share, excluding non-cash items, was $4.36. The variance between our actual results and the pre-established goals determined prior to the beginning of 2014 was largely due to actions led by our Named Executive Officers, including a higher volume of acquisitions and investments than expected through successful business development efforts, a different capital structure at year end than modeled through efficient and opportunistic capital raises, and the receipt of unanticipated fees and payments from certain of our tenants and borrowers through active asset management.

Fixed Charge Coverage (Year End)
Fixed charge coverage ratio as of December 31, 2014
Weighting: 15%*
Goals:

Threshold	3.50x
Target	3.75x
Maximum	4.00x
Why does this measure matter? Fixed charge coverage ratio reflects the strength of our balance sheet and our ability to generate sufficient earnings to meet our debt obligations. A strong ratio of EBITDA-generation compared to fixed payment obligations—one element of our comprehensive risk management program—is especially important for REITs, which are dividend paying and required to distribute to stockholders a substantial portion of their annual income. By maintaining a high fixed charge coverage ratio, we are able to preserve stockholder value, particularly during periods of economic decline, and create additional value for stockholders by continuing to execute on our acquisition strategy.
Result: Exceeded Maximum Performance Goal. As of December 31, 2014, our fixed charge coverage ratio was 4.7x. The variance between our actual results and the pre-established goals determined prior to the beginning of 2014 was largely due to actions led by our Named Executive Officers, including a higher volume of acquisitions and investments than expected through successful business development efforts, efficient and opportunistic capital raises, and the receipt of unanticipated fees and payments from certain of our tenants and borrowers through active asset management.

Individual Performance
Individual performance under management
objectives established for each Named Executive Officer
Weighting: 35%*
Goals:
Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain cost, NOI or revenue targets, completing certain IT systems conversions or installations, or achieving other extraordinary or unusual accomplishments or contributions, in light of our business risk environment.
Why does this measure matter? A review of each Named Executive Officer’s annual accomplishments enables our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.
Result: Between Target and Maximum Performance. Each of our Named Executive Officers achieved between target and maximum performance with respect to his or her tailored individual objectives. The significant accomplishments considered by our Compensation Committee and the independent members of our Board in determining the individual performance component of our Named Executive Officers’ 2014 annual cash incentive awards are summarized below.

Name	Accomplishments
Debra A. Cafaro	✓
Drove outstanding financial and operating results consistent with plan, including superior 31% TSR for the year ended December 31, 2014, strong growth of normalized FFO per share and superior same-store cash flow growth.

	✓	Spearheaded and oversaw more than $5 billion of accretive, attractive investments and expert and opportunistic capital raises.
	✓	Maintained and continued building a strong executive leadership team, including recruitment of Mr. Probst as Chief Financial Officer and Edmund M. Brady III as Chief Human Resources Officer.
✓
Energized Ventas brand recognition through engagement with organizations, events and media, creating extended visibility for our company in the healthcare, corporate and philanthropic communities and earning exceptional leadership recognition from the Harvard Business Review, Institutional Investor and NAREIT.

	✓	Led successful re-audit process to minimize potential impact on us and toward enhancement of our reputation for strong ethics and integrity.
Robert F. Probst	✓	Supported development of 2015-2017 financial model and drivers.
	✓	Led development and drivers of best practices for foreign exchange and interest rate risk management policies.
	✓	Assessed organizational needs and established plan to implement improvements in financial processes, capabilities and tools.
	✓	Met key stakeholders and led a strategic initiative.
Richard A. Schweinhart	✓
Managed our liquidity and strengthened our balance sheet through leadership role on financing transactions, while maintaining the stability of our credit ratings and extending our reach to new capital markets (including completion of inaugural unsecured debt offering in Canada).

	✓	Enhanced risk management and implemented key process improvements, including oversight of successful implementation of new accounting system and improved asset management systems.
	✓	Led creation of highly effective financial team across accounting, capital markets, treasury and information technology departments and strengthened internal controls.
	✓	Facilitated prompt completion of re-audit, which reaffirmed historical financial results and integrity of internal controls, and re-established access to capital markets.
	✓	Successfully transitioned Chief Financial Officer duties.
Raymond J. Lewis	✓	Managed property portfolio to optimize internal cash flow growth, including substantial performance in the MOB segment.
✓
Oversaw successful process of Kindred lease renewals and property re-tenanting to replace all of the rent from expiring leases and sales or transitions of almost all properties to new operators and improved performance after transition.

✓
Implemented organizational and process improvements in property management and asset management departments and ensured effective compliance monitoring and management of those groups; recruited top-flight talent for asset management department.

	✓	Spearheaded disposition activity.
Todd W. Lillibridge	✓	Propelled strong financial performance of MOB segment, including same-store cash NOI growth of 3.8%.
	✓	Achieved new leasing targets, including 2014 year-end MOB occupancy rate of 91.7%.
	✓	Managed infrastructure and organization improvements toward greater efficiency, including strategic reductions in corporate headcount.
	✓	Developed an MOB segment-wide strategy for the holding, sale, repositioning, redevelopment or recapitalization of individual properties.
T. Richard Riney	✓	Managed legal negotiations, documentation and due diligence for more than $5 billion of investments through January 2015.
	✓	Supervised all legal aspects of capital markets activities, including senior notes offerings and ongoing maintenance of “at-the-market” equity offering program.
	✓	Strengthened integrity and compliance program, including through the creation or enhancement of critical policies and procedures.
	✓	Managed all legal aspects related to the prior auditor and re-audit process.
	✓	Responsible for all legal aspects of the successful sale or transition of certain post-acute facilities to replacement operators.
Our MOB operations also achieved near maximum performance based on pre-bonus segment results, accounting for 40% of Mr. Lillibridge’s 2014 cash incentive award.

Earned Awards.  Based on the performance summarized above, in January 2015, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved 2014 cash incentive awards ranging from 89% to 100% of the Named Executive Officers’ respective maximum award opportunities (or from 131% to 180% of their respective target award opportunities). The dollar value of each Named Executive Officer’s award is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table.
Long-Term Equity Incentive Compensation — Opportunities, Measures and Performance
Our Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of long-term equity incentive compensation. While the annual cash incentive plan rewards management actions that positively impact short-and mid-term performance, equity incentive awards encourage management to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time. In addition, equity awards promote management retention because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years. At or prior to the beginning of each performance year, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approve specific performance measures, goals and weightings and an award opportunity range (expressed as multiples of base salary and corresponding to threshold, target and maximum levels of performance) for each Named Executive Officer.
Unlike other companies that grant equity awards on a prospective basis prior to performance, our long-term equity incentive plan is retrospective in nature, such that equity awards are granted following the satisfaction of specified performance goals. Similar to our annual cash incentive awards, the grant and value of our long-term equity incentive awards are approved at the beginning of each fiscal year and determined solely by performance achieved through the preceding fiscal year. If threshold performance has not been achieved with respect to a performance goal for a particular performance period, the portion of the long-term equity incentive awards based on that performance goal is not granted for that period. Therefore, at the time of their grant, our long-term equity incentive awards have been fully earned and are not subject to additional performance-based vesting requirements. Although these awards do vest over multiple years to provide additional retention benefits and create greater alignment with stockholders, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board believe that the imposition of performance-based vesting requirements would be inequitable and hinder the competitiveness of our executive compensation program. Because of the retrospective nature of our long-term equity incentive plan and the SEC’s disclosure rules, the 2014 long-term equity incentive awards granted to our Named Executive Officers (other than Mr. Schweinhart, whose award was paid in cash due to his retirement on December 31, 2014) do not appear in the 2014 Summary Compensation Table, but will be reflected in next year’s Summary Compensation Table as restricted stock and stock option awards granted in 2015.
Long-term equity incentive awards granted generally in the form of restricted stock and stock options to our Named Executive Officers for 2014 performance ranged from 59% to 92% of their respective maximum award opportunities (or from 89% to 119% of their respective target award opportunities). We achieved between threshold and target performance with respect to the quantitative measures described below that together accounted generally for 50% of the award opportunity. In regard to the qualitative evaluation of our performance with respect to the financial, operational and strategic objectives described below that accounted generally for the remaining 50% of the award opportunity, we achieved near maximum performance overall based on our strong financial and operational results. After adjustments to reflect individual contributions, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board determined that each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2014 long-term equity incentive plan.
The aggregate long-term equity incentive awards granted to our Named Executive Officers for 2014 performance approximated the target level. Ms. Cafaro’s 2014 long-term equity incentive award also approximated the target level and represented 79% of her maximum award opportunity, compared to her long-term equity incentive awards for the prior five years, which averaged 89% of her maximum award opportunity. Reflecting strong stockholder alignment and our emphasis on pay-for-performance, TSR had a significant impact on our Named Executive Officers’ 2014 long-term equity incentive awards as it (a) generally constituted 35% of the award opportunity (or 70% of the quantitative performance measures) and (b) was a key consideration in the qualitative evaluation of our performance with respect to specified objectives. Due to Mr. Schweinhart’s retirement on December 31, 2014, his 2014 long-term incentive award was based solely on a qualitative evaluation of performance that took into account, among other things, our relative and absolute TSR and the smooth transition of the Chief Financial Officer role to Mr. Probst.
Award Opportunities.  In December 2013 and January 2014 (with respect to Mr. Schweinhart), our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved the 2014 long-term equity incentive award opportunities for our Named Executive Officers (other than Mr. Probst) shown in the charts above. Mr. Probst’s 2014 long-term equity incentive award opportunities were determined by our Compensation Committee in connection with his recruitment in September 2014. Messrs. Schweinhart’s, Lillibridge’s and Riney’s threshold, target and maximum long-term equity incentive award opportunities, as multiples of their respective base salaries, were increased from 2013 (from 1.00x, 2.00x and 3.00x, respectively) to position their target total direct compensation closer to the market median for the Comparable Companies and to provide a similar range of upside and downside opportunity around target. Ms. Cafaro’s threshold and target long-term equity incentive award opportunities and Mr. Lewis’ threshold long-term equity incentive award opportunity, as multiples of their respective base salaries, also were increased from 2013 (from 2.25x and 4.50x, respectively, for Ms. Cafaro and from 1.65x for Mr. Lewis) to position their target total direct compensation closer to the market median for the Comparable Companies and to provide a more similar range of upside and downside opportunity around target.
At the target levels shown above, each Named Executive Officer’s 2014 target total direct compensation was positioned near or slightly below the market median of the Comparable Companies. Ms. Cafaro’s and Mr. Lewis’s long-term equity incentive structures have greater leverage and a wider range of outcomes than the structures of our other Named Executive Officers in support of the view that our Chief Executive Officer’s and President’s compensation should be even more closely aligned with stockholders than our other executive officers.
Performance Measures and Results.  Below is a summary of the 2014 long-term equity incentive plan measures and goals approved by our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board, in December 2013, the relative weighting for each performance measure, the reasons we consider each performance measure to be an important component of our pay-for-performance philosophy, and our results with respect to those measures and goals. Although our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board retain discretion to determine overall performance under the qualitative portion of our long-term equity incentive plan, many of the specific performance factors are evaluated based on objective, quantifiable measures. Our Compensation Committee and the independent members of our Board believe that this 50/50 split between formulaic measures and a qualitative evaluation of performance, and the ability to use their discretion in assessing each Named Executive Officer’s contribution to our success in preserving long-term stockholder value within acceptable risk levels, provides the appropriate incentive structure and balance to drive long-term stockholder value and discourage excessive risk-taking. For future performance periods, they will continue to evaluate our long-term equity incentive plan in the context of our overall executive compensation program, our business needs and feedback from our stockholders.
In the first quarter of the year following the performance year, each Named Executive Officer’s performance is carefully evaluated with respect to the applicable pre-established measures and goals in the context of the macroeconomic environment and conditions in the healthcare REIT industry to determine the earned value of the individual’s long-term equity incentive award, if any, within the established award opportunity range.

One-Year Relative TSR
Our TSR for the one-year period ended December 31, 2014
relative to the TSR of the Comparable Companies for the same period
Weighting: 15%
Goals:

Threshold	25th percentile
Target	50th percentile
Maximum	80th percentile
Why does this measure matter? TSR is the most direct measure of our creation and preservation of stockholder value. By relying on a relative measure of our TSR performance, our Board mitigates the impact of broader market or industry trends that do not directly reflect our actual performance.
Result: Between Threshold and Target Performance Goals. For the year ended December 31, 2014, our robust TSR of 31% ranked us 11th among the Comparable Companies, at the 33rd percentile.

Three-Year Relative TSR
Our TSR for the three-year period ended December 31, 2014
relative to the TSR of the Comparable Companies for the same period
Weighting: 20%
Goals:

Threshold	25th percentile
Target	50th percentile
Maximum	80th percentile
Why does this measure matter? Same as for one-year TSR, but we place greater weight on three-year TSR performance to reflect our focus on long-term stockholder value and mitigate the impact of temporary fluctuations in our stock price that are not present over longer time periods.
Result: Between Threshold and Target Performance Goals. For the three-year period ended December 31, 2014, our compound annual TSR of 14% ranked us 12th among the Comparable Companies, slightly above the 25th percentile.

Metric Three: Net Debt to EBITDA (Year End)
Net debt to adjusted pro forma EBITDA as of December 31, 2014
Weighting: 15%
Goals:

Threshold	6.00x
Target	5.75x
Maximum	5.50x
Why does this measure matter? Net debt to adjusted pro forma EBITDA reflects the strength of our balance sheet and our ability to generate sufficient earnings to meet our debt obligations. A strong balance sheet— one element of our comprehensive risk management program—is especially important for REITs, which are required to distribute to stockholders a substantial portion of their annual income. By maintaining financial strength, we are able to preserve stockholder value, particularly during periods of economic decline, and create additional value for stockholders by continuing to execute on our acquisition strategy.
Result: Between Threshold and Target Performance Goals. As of December 31, 2014, our net debt to adjusted pro forma EBITDA was 5.9x.

Qualitative Evaluation of Specified Objectives
Qualitative evaluation of specified financial, operational and strategic objectives subject to Compensation Committee and independent Board members discretion
Weighting: 50%
2014 Performance Factors:

Absolute and Relative TSR
Enterprise Risk Management
Value Creating Refinancing
Reinforce Culture of Excellence, Collaboration and Results Driven
High Performance Team
Process Improvement
Optimization of Same-Store Cash Flow Growth
Succession Planning and Organizational Improvement
Value Creating Dispositions
Values, Reputation and Industry Leadership
Why do these measures matter? Focus areas are selected to drive long-term stockholder value and discourage excessive risk-taking with the ability to recognize individual contributions.
Result: Near Maximum Performance. Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board evaluated our performance with respect to the specified objectives and other factors described below, noting a high level of achievement. After adjustments to reflect individual contributions, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board determined that each Named Executive Officer achieved between target and maximum performance under the qualitative portion of our 2014 long-term equity incentive plan.
In their qualitative evaluation, our Compensation Committee and the independent members of our Board did not assign a specific weight to any single factor, but recognized our strong financial and operational results, evidenced primarily by: our exceptional long-term absolute and relative TSR (described below) and robust 31% absolute annual TSR; over $5 billion of accretive acquisitions (including HCT, which was completed in January 2015); record financial results, including normalized FFO; professional and transparent handling of our 2014 re-audit process, which reaffirmed our historical financial results and the integrity of internal controls; successful recruitment of key new members to our management team; expert and nimble capital markets execution; and successful re-leasing or sale of 108 post-acute facilities in our portfolio. Specifically, our long track record of delivering superior returns to stockholders included:

✓
our 28.5% compound annual TSR for the period from January 1, 2000 through December 31, 2014 (the 15 completed fiscal years of our Chief Executive Officer’s tenure), which outperformed the Comparable Companies, the S&P 500 index and the RMS index;

✓	our 15.4% compound annual TSR for the ten-year period ended December 31, 2014, which ranked us first among the three largest healthcare REITs;

✓
our compound annual TSR of 31%, 14% and 15% for the one-, three- and five-year periods ended December 31, 2014, respectively, which placed us second among the large-cap healthcare REITs in our peer group;

✓	an 8% increase in the dividend we paid to our stockholders in 2014; and

✓	our compound dividend annual growth rates of 7% and 9% for the seven- and ten-year periods ended December 31, 2014, which are among the highest of all REITs.

Our other accomplishments considered by our Compensation Committee and independent members of our Board were:

✓	3.9% same-store total portfolio cash flow growth, expressed in constant currency;

✓	generation of over $285 million in free cash flow after dividends and recurring capital expenditures;

✓	expansion of our international operations into the United Kingdom and extension of our Atria relationship into Canada;

✓	Ms. Cafaro’s external recognition by Harvard Business Review, Institutional Investor, Jim Cramer and NAREIT for exceptional long-term performance and leadership;

✓	our strong credit rating of BBB+ or equivalent from all three nationally-recognized rating agencies;

✓	over $175 million in proceeds from asset sales and loan repayments during 2014; and

✓	improvements in business processes enterprise-wide and implementation of a state-of-the-art accounting system.
Earned Awards.  Based on the performance summarized above, in January 2015, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board approved 2014 long-term equity incentive awards ranging from 59% to 92% of the Named Executive Officers’ respective maximum award opportunities (or from 89% to 119% of their respective target award opportunities). With the exception of Mr. Schweinhart, whose 2014 long-term incentive compensation was granted in cash due to his retirement on December 31, 2014, the long-term incentive compensation granted to our Named Executive Officers for 2014, similar to prior years, consisted of equity awards in the form of stock options (30%) and shares of restricted stock (70%) granted pursuant to our 2012 Incentive Plan. Our Compensation Committee believes that restricted stock, which is the most prevalent form of long-term equity incentive compensation among the Comparable Companies, provides a stronger incentive to create and preserve long-term stockholder value and, therefore, weighted the 2014 long-term equity incentive awards more heavily toward restricted stock.
The shares of restricted stock and stock options granted to our Named Executive Officers in January 2015 for 2014 performance vest in three equal annual installments, beginning on the date of grant. The stock options have a ten-year term, and the stock option exercise price is the closing price of our common stock on the date of grant.
Shares of restricted stock and stock options are granted to our Named Executive Officers (other than the Chief Executive Officer) on the date that our Compensation Committee meets to review our performance and determine the value of the long-term equity incentive awards. Shares of restricted stock and stock options are granted to our Chief Executive Officer on the date that the independent members of our Board meet to review and approve the Compensation Committee’s recommendations with respect to the value of the Chief Executive Officer’s long-term equity incentive award. Typically, these meetings of our Compensation Committee and the independent members of our Board are held on the same day.
Other Benefits and Perquisites
Our executive compensation program focuses on the elements described above, with extremely limited provision of perquisites. Our Named Executive Officers are generally eligible to participate in the same benefit programs that we offer to other employees, which in 2014, included the following:

✓	health, dental and vision insurance (of which we paid 90% of the premium in 2014);

✓	short-term disability, long-term disability and life insurance coverage (at no cost to the employee); and

✓	participation in a 401(k) plan (to which we made matching contributions up to 3.5% of the employee’s base salary, up to the federal limit, in 2014).
We believe these benefits are competitive with overall market practices. In addition, we provide certain limited perquisites and other benefits to attract and retain superior employees for key positions. The only perquisites and benefits provided to our Named Executive Officers in 2014 that were not otherwise available to all employees consisted of supplemental disability and life insurance coverage, including reimbursement for taxes relating to that life insurance coverage, for Ms. Cafaro and reimbursement for the cost of parking for Mr. Lillibridge. Our Compensation Committee periodically reviews the perquisites and other personal benefits provided to each Named Executive Officer and has determined that they are consistent with current market practice. Except for the eligibility to participate in, and our matching contributions to, the 401(k) plan, as described above, we do not provide our Named Executive Officers with any retirement benefits.
Severance Benefits
Our Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.
None of our executive officers is entitled to severance benefits solely upon a change of control of our company. Moreover, our Chief Executive Officer is not entitled to any tax gross-ups with respect to payments made in connection with a change of control. Although longstanding legacy arrangements with Messrs. Lewis and Riney provide certain tax gross-ups with respect to payments made in connection with a change of control, no such gross-up payment would have been payable to any of our Named Executive Officers under the scenarios and assumptions presented under “Potential Payments Upon Termination or Change of Control” in this Proxy Statement. At the time we entered into each of those arrangements, our Compensation Committee considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, based on the market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then-current competitive market practices. Our employment agreement with Mr. Lillibridge, entered into in 2010, and our Employee Protection and Non-Competition Agreement with Mr. Probst, entered into in 2014, do not provide for any tax gross-up payments in connection with a change of control.
In 2013, consistent with our commitment to strong corporate governance and responsiveness to our stockholders, our Board adopted a policy against tax gross-up arrangements, which formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.
Tax Considerations
Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each Named Executive Officer other than our Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs, our Compensation Committee retains flexibility to make compensation decisions that do not meet the requirements for deductibility under Section 162(m) when it considers it appropriate or necessary to do so. In addition, due to ambiguities and uncertainties as to the interpretation and application of Section 162(m) of the Code, no assurances can be given that compensation would satisfy the requirements for deductibility under Section 162(m), even if intended to do so. Accordingly, our Compensation Committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m).
Minimum Share Ownership Guidelines for Executive Officers
Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary at the time his or her compliance with the guidelines is evaluated. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines and, until that time, must retain at least 60% of the shares of our common stock granted to the executive officer or purchased by the executive officer through the exercise of stock options. The independent members of our Board annually review each executive officer’s compliance with the guidelines as of July 1. All of our executive officers (other than Mr. Probst, who is still subject to the transition period) are currently in compliance with the minimum share ownership guidelines. Except as described above, our minimum share ownership guidelines and our 2012 Incentive Plan do not specify a minimum holding period for stock options, restricted stock or other equity grants.

Recoupment Policy
In 2014, our Board adopted a Policy for Recoupment of Incentive Compensation that allows us to recapture amounts paid to our executive officers under certain circumstances. Under this policy, our Compensation Committee may require an executive officer to repay all or a portion of any excess cash or equity incentive compensation he or she received during the preceding three-year period if the incentive compensation was based on achieving certain financial results that were later required to be restated due to our material noncompliance with any financial reporting requirement.
Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review our recoupment policy and make any changes necessary to comply with the final rules.

Compensation Tables
2014 Summary Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, each of our Named Executive Officers during 2014, 2013 and 2012, which includes equity incentive awards granted in each such year that were earned for performance in the prior year (for supplemental information regarding the total direct compensation earned by our Named Executive Officers for 2014 performance, see “Compensation Discussion and Analysis—Executive Summary” above):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Debra A. Cafaro Chairman of the Board and Chief Executive Officer	2014	$1,050,000	$—	$3,622,850	$1,552,650	$3,780,000	$60,518	$10,066,018
	2013	1,000,000	—	4,158,000	1,782,000	2,974,001	46,040	9,960,041
	2012	1,000,000	—	4,611,600	1,976,400	3,480,000	71,319	11,139,319
Robert F. Probst (4) Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer	2014	143,750	—	1,000,000	—	323,438	1,485	1,468,673
Richard A. Schweinhart (5) Former Executive Vice President and Chief Financial Officer	2014	500,580	—	647,602	277,544	2,628,045	9,672	4,063,443
	2013	463,500	—	756,000	324,000	924,683	9,497	2,477,680
	2012	450,000	—	854,700	366,300	868,875	9,238	2,549,113
Raymond J. Lewis President	2014	648,900	—	1,343,612	575,834	1,322,134	9,672	3,900,152
	2013	618,000	—	1,869,000	801,000	1,293,165	9,497	4,590,662
	2012	600,000	—	1,725,570	739,530	1,320,000	39,537	4,424,637
Todd W. Lillibridge Executive Vice President, Medical Property Operations; President and Chief Executive Officer, Lillibridge Healthcare Services, Inc.	2014	461,400	—	611,696	262,156	1,004,929	14,580	2,354,761
	2013	412,000	—	638,400	273,600	844,600	31,495	2,200,095
	2012	400,000	—	630,000	270,000	832,821	39,434	2,172,255
T. Richard Riney Executive Vice President, Chief Administrative Officer and General Counsel	2014	500,580	—	688,158	294,925	1,126,305	9,672	2,619,640
	2013	463,500	—	850,500	364,500	957,128	9,497	2,645,125
	2012	450,000	—	800,100	342,900	924,000	9,238	2,526,238

(1)
The amounts shown in the Stock Awards and Option Awards columns reflect the full grant date fair value of the restricted stock and stock options granted to our Named Executive Officers in 2014, 2013 and 2012 for prior-year performance (with the exception of Mr. Probst, who received a one-time restricted stock award as part of his recruitment package), calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in the 2014 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. For further information on these awards, see the 2014 Grants of Plan-Based Awards Table and 2014 Outstanding Equity Awards at Fiscal Year-End Table in this Proxy Statement. In accordance with SEC rules, restricted stock and stock options granted in 2015 to our Named Executive Officers for 2014 performance are not shown in the 2014 Summary Compensation Table but will be shown in the 2015 Summary Compensable Table.

(2)	The amounts shown in the Non-Equity Incentive Plan Compensation column reflect annual cash incentive awards earned by our Named Executive Officers for performance in 2014, 2013 and 2012.

(3)
The amounts shown in the All Other Compensation column for 2014 include supplemental disability insurance premiums (in the amount of $46,848) and supplemental life insurance premiums paid on behalf of Ms. Cafaro; group term life insurance premiums paid on behalf of our Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance for Ms. Cafaro (in the amount of $586); our matching contributions to the Named Executive Officers’ 401(k) plan accounts (except for Mr. Probst, in the amount of $9,100 for each Named Executive Officer, and in the amount of $1,438 in the case of Mr. Probst); and reimbursement for the cost of parking for Mr. Lillibridge.

(4)
Mr. Probst was appointed our Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer effective October 27, 2014. His annual base salary of $575,000 was prorated to reflect his service in 2014. Upon employment, Mr. Probst received a $1 million, one-time restricted stock award for retention purposes. The award will vest in full on the third anniversary of the date of grant.

(5)
The amount shown in the Non-Equity Incentive Plan Compensation column for Mr. Schweinhart for 2014 includes the value of his long-term incentive award granted in 2015 for performance in 2014 ($1,501,740), but paid in cash rather than in shares of restricted stock due to his retirement on December 31, 2014.

2014 Grants of Plan-Based Awards Table
The following table provides additional information relating to grants of plan-based awards made to our Named Executive Officers during 2014:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Debra A. Cafaro	—	(5)	$1,260,000	$2,100,000	$3,780,000	$—	$—	$—	—	—	$—	$—
	—	(6)	—	—	—	3,990,000	6,300,000	7,875,000	—	—	—	—
	1/29/2014	(7)	—	—	—	—	—	—	58,812	—	—	3,622,850
	1/29/2014	(7)	—	—	—	—	—	—	—	354,972	61.60	1,552,650
Robert F. Probst		(5)	143,750	215,625	323,438	—	—	—	—	—	—	—
		(6)	—	—	—	251,563	359,375	467,188	—	—	—	—
	10/27/2014		—	—	—	—	—	—	14,836	—	—	1,000,000
Richard A. Schweinhart	—	(5)	500,580	750,870	1,126,305	—	—	—	—	—	—	—
	—	(6)	—	—	—	876,015	1,251,450	1,626,885	—	—	—	—
	1/29/2014	(7)	—	—	—	—	—	—	10,513	—	—	647,602
	1/29/2014	(7)	—	—	—	—	—	—	—	63,453	61.60	277,544
Raymond J. Lewis	—	(5)	681,345	1,005,795	1,492,470	—	—	—	—	—	—	—
	—	(6)	—	—	—	1,492,470	2,141,370	3,212,055	—	—	—	—
	1/29/2014	(7)	—	—	—	—	—	—	21,811	—	—	1,343,612
	1/29/2014	(7)	—	—	—	—	—	—	—	131,649	61.60	575,834
Todd W. Lillibridge	—	(5)	461,400	692,100	1,038,150	—	—	—	—	—	—	—
	—	(6)	—	—	—	807,450	1,153,500	1,499,550	—	—	—	—
	1/29/2014	(7)	—	—	—	—	—	—	9,930	—	—	611,696
	1/29/2014	(7)	—	—	—	—	—	—	—	59,935	61.60	262,156
T. Richard Riney	—	(5)	500,580	750,870	1,126,305	—	—	—	—	—	—	—
	—	(6)	—	—	—	876,015	1,251,450	1,626,885	—	—	—	—
	1/29/2014	(7)	—	—	—	—	—	—	11,171	—	—	688,158
	1/29/2014	(7)	—	—	—	—	—	—	—	67,426	61.60	294,925

(1)
The amounts shown reflect shares of restricted stock granted to our Named Executive Officers. These shares vest in three equal annual installments beginning on the date of grant, except for Messrs. Schweinhart’s and Probst’s shares of restricted stock, which will vest or were scheduled to vest in full on the third anniversary of the date of grant. The vesting of Mr. Schweinhart’s shares of restricted stock was accelerated upon his retirement on December 31, 2014 in accordance with the terms of the applicable award agreement.

(2)
The stock options vest in three equal annual installments beginning on the date of grant, except for Mr. Schweinhart’s options, which were scheduled to vest in full on the third anniversary of the date of grant. The vesting of Mr. Schweinhart’s options was accelerated upon his retirement on December 31, 2014 in accordance with the terms of the applicable award agreement.

(3)	The stock option exercise price equals the closing price of our common stock on the date of grant.

(4)
The amounts shown reflect the full grant date fair value of the awards calculated pursuant to FASB guidance regarding fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in our 2014 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value.

(5)
The amounts shown represent each Named Executive Officer’s threshold, target and maximum annual cash incentive opportunities for performance in 2014. These opportunities were approved by our Compensation Committee and, in the case of our Chief Executive Officer, by the independent members of our Board in December 2013 (for the Named Executive Officers other than Messrs. Schweinhart and Probst), January 2014 (for Mr. Schweinhart) and September 2014 (for Mr. Probst). The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance measures as discussed in our CD&A. The annual cash incentive awards earned by our Named Executive Officers for performance in 2014 were granted in January 2015 and paid during the first quarter of 2015. Such earned awards are shown in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table.

(6)
The amounts shown represent each Named Executive Officer’s threshold, target and maximum long-term equity incentive opportunities for performance in 2014. These opportunities were approved by our Compensation Committee and, in the case of our Chief Executive Officer, by the independent members of our Board in December 2013 (for the Named Executive Officers other than Messrs. Schweinhart and Probst),

January 2014 (for Mr. Schweinhart) and September 2014 (for Mr. Probst). The actual amount of each Named Executive Officer’s award is based on the achievement of certain performance measures as discussed in our CD&A. Except for Mr. Schweinhart, the long-term equity incentive awards earned by our Named Executive Officers for performance in 2014 were granted in January 2015 in the form of restricted stock (70%) and stock options (30%). Such earned equity awards will be reported as restricted stock and stock option grants made during 2015 and are not included in the 2014 Grants of Plan-Based Awards Table above; however, these awards are shown in the table under “Earned Compensation of Our Named Executive Officers for 2014, 2013 and 2012 Performance” in the CD&A. Mr. Schweinhart’s long-term equity incentive award for 2014 was paid in cash rather than in shares of restricted stock and stock options due to Mr. Schweinhart’s retirement on December 31, 2014.

(7)	The amounts shown reflect the long-term equity incentive awards granted as restricted stock and stock options to our Named Executive Officers in January 2014 for 2013 performance.

2014 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding equity-based awards granted to our Named Executive Officers that were outstanding at December 31, 2014:

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units That Have Not Vested (1) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Debra A. Cafaro	70,193	—			$41.54		1/22/2018		—	$—	—		$—
	17,767	—			28.96		1/21/2019		—	—	—		—
	171,350	—	—		44.56		1/20/2020		—	—	—		—
	171,906	—	—		53.46		1/24/2021		—	—	—		—
	182,560	—	—		55.69		1/18/2022		—	—	—		—
	117,160	58,579	—		65.93		1/23/2023		—	—	—		—
	118,324	236,648	—		61.60		1/29/2024		—	—	—		—
	—	—	—		—		—		121,403	8,704,595	—		—
	—	—	—		—		—		—	—	55,568	(3)	4,353,258	(3)
	—	—	317,941	(3)	78.34	(3)	1/21/2025	(3)	—	—	—		1,865,682	(3)
Robert F. Probst	—	—	—		—		—		14,836	1,063,741	—		—
	—	—	—		—		—		—	—	3,836	(3)	300,587	(3)
			21,953	(3)	78.34	(3)	1/21/2025	(3)	—	—	—		128,823	(3)
Richard A. Schweinhart (1)	31,195	—	—		53.50		12/31/2016		—	—	—		—
	33,835	—	—		55.69		12/31/2016		—	—	—		—
	31,952	—	—		65.93		1/23/2023		—	—	—		—
	63,453	—	—		61.60		1/29/2024		—	—	—		—
	—	—	—		—		—		—	—	—		1,501,740	(4)
Raymond J. Lewis	68,310	—	—		55.69		1/18/2022		—	—	—		—
	52,663	26,331	—		65.93		1/23/2023		—	—	—		—
	43,883	87,766	—		61.60		1/29/2024		—
	—	—	—		—		—		23,989	1,720,011	—		—
	—	—	—		—		—		—	—	16,953	(3)	1,328,169	(3)
	—	—	97,003	(3)	78.34	(3)	1/21/2025	(3)	—	—	—		569,215	(3)
Todd W. Lillibridge	7,962	—	—		53.50		1/20/2021		—	—	—		—
	24,939	—	—		55.69		1/18/2022		—	—	—		—
	17,988	8,994	—		65.93		1/23/2023		—	—	—		—
	19,979	39,956	—		61.60		1/29/2024		—	—	—		—
	—	—	—		—		—		37,627	2,697,856	—		—
	—	—	—		—		—		—	—	10,690	(3)	837,487	(3)
	—	—	61,166	(3)	78.34	(3)	1/21/2025	(3)	—	—	—		358,923	(3)
T. Richard Riney	10,161	—	—		44.56		1/20/2020		—	—	—		—
	29,220	—	—		53.50		1/20/2021		—	—	—		—
	31,673	—	—		55.69		1/18/2022		—	—	—		—
	23,964	11,982	—		65.93		1/23/2023		—	—	—		—
	22,476	44,950	—		61.60		1/29/2024		—	—	—		—
	—	—	—		—		—		11,747	842,260	—		—
	—	—	—		—		—		—	—	11,598	(3)	908,603	(3)
	—	—	66,360	(3)	78.34	(3)	1/21/2025	(3)	—	—	—		389,401	(3)

(1)
Outstanding option and restricted stock awards vest in three equal annual installments beginning on the date of grant and outstanding options expire on the tenth anniversary of the date of grant, except for: 152,934 shares of restricted stock granted to Ms. Cafaro on March 22, 2011, which vest in five equal annual installments beginning on March 22, 2012; 14,836 shares of restricted stock granted to Mr. Probst on October 27, 2014, which vest in full on the third anniversary of the date of grant; 10,208 stock options granted to Mr. Lewis on March 16, 2011, which expire on January 20, 2021; and 111,122 shares of restricted stock granted to Mr. Lillibridge on July 1, 2010, which vest 15%, 15%, 20%, 25% and 25% on the first, second, third, fourth and fifth anniversaries, respectively, of the date of grant. Accordingly, the options and shares of restricted stock shown in these columns vest (or have vested) as follows:

		Ms. Cafaro		Mr. Probst		Mr. Lewis		Mr. Lillibridge		Mr. Riney
		Options	Shares	Options	Shares	Options	Shares	Options	Shares	Options	Shares
2015	January 23	58,579	21,022			26,331	9,449	8,994	3,227	11,982	4,300
	January 29	118,324	19,604			43,883	7,270	19,978	3,310	22,475	3,724
	March 22		30,587
	July 1								27,780
2016	January 29	118,324	19,604			43,883	7,270	19,978	3,310	22,475	3,723
	March 22		30,586
2017	October 27				14,836
Upon his retirement on December 31, 2014, all of Mr. Schweinhart’s outstanding options and shares of restricted stock granted under our 2012 Incentive Plan vested in accordance with the terms of the applicable award agreements.
Our Named Executive Officers are generally entitled to dividends paid on unvested shares of restricted stock.

(2)
For purposes of the table, the market value of restricted stock that has not vested is determined by multiplying the number of shares by $71.70, the closing price of our common stock on December 31, 2014.

(3)
The amounts shown represent the 2014 long-term equity incentive awards for our Named Executive Officers, which had not been granted as of December 31, 2014. The 2014 long-term equity incentive awards consisted of restricted stock (70%) and stock options (30%).

(4)
In light of Mr. Schweinhart’s retirement on December 31, 2014, his long-term equity incentive award for 2014 was granted solely in cash; however, for purposes of this presentation, the cash amount is shown in the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested column, as well as in the Non-Equity Incentive Plan Compensation column of the 2014 Summary Compensation Table.

2014 Options Exercised and Stock Vested Table
The following table sets forth information regarding the value realized by our Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2014:

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)
Debra A. Cafaro	447,613	$13,199,294	98,815	$6,006,349
Robert F. Probst	—	—	—	—
Richard A. Schweinhart	150,779	5,431,573	23,272	1,574,568
Raymond J. Lewis	—	—	27,048	1,658,319
Todd W. Lillibridge	—	—	38,088	2,419,231
T. Richard Riney	—	—	12,813	785,657

(1)
If a Named Executive Officer used share withholding to pay the exercise price of options or to satisfy the tax obligations with respect to the option exercise or the vesting of restricted stock, the number of shares acquired and the value realized were less than the amounts shown.

(2)	The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the vesting date.

Employment and Severance Agreements with Named Executive Officers
We are party to the following employment and severance agreements with our Named Executive Officers:

✓	a second amended and restated employment agreement with Ms. Cafaro dated March 22, 2011 (the “Cafaro Employment Agreement”);

✓
an offer letter to Mr. Probst dated September 16, 2014, and an employee protection and non-competition agreement with Mr. Probst dated September 16, 2014 (collectively, the “Probst Employee Protection Agreement”);

✓	an employment agreement with Mr. Lewis dated September 18, 2002, as amended (the “Lewis Employment Agreement”);

✓	an employment agreement with Mr. Lillibridge dated July 1, 2010 (the “Lillibridge Employment Agreement”); and

✓
an amended and restated employment agreement with Mr. Riney dated July 31, 1998, as amended (the “Riney Employment Agreement”), and an amended and restated change-in-control severance agreement with Mr. Riney dated March 22, 2011 (the “Riney Severance Agreement”).

In addition, prior to his retirement on December 31, 2014, we were party to an amended and restated employment agreement with Mr. Schweinhart dated December 31, 2004, as amended (the “Schweinhart Employment Agreement”). On December 31, 2014, we entered into a consulting agreement with Mr. Schweinhart, pursuant to which he agreed to provide certain consulting services for us generally for the period from January 1, 2015 through March 31, 2015. Mr. Schweinhart is no longer entitled to any benefits or payments under the Schweinhart Employment Agreement.
Under these agreements, our Named Executive Officers are or were (in the case of Mr. Schweinhart) entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Code). At the time we entered into each of the agreements, the Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board considered the potential severance benefits, including any potential tax gross-up, to be necessary to attract and retain top executives and, generally based on market compensation analyses of the Compensation Committee’s independent compensation consultant, to be consistent with then current competitive market practices. Neither the Lillibridge Employment Agreement nor the Probst Employee Protection Agreement provides for any tax gross-up payments in connection with a change of control, and in 2013, consistent with our commitment to strong corporate governance and responsiveness to stockholders, we formalized our existing practice of not entering into new tax gross-up arrangements with our executive officers.
Cafaro Employment Agreement
The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $915,000 and eligibility to participate in our incentive and other employee benefit plans. The Cafaro Employment Agreement also requires that we provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary. Under the Cafaro Employment Agreement, the term of Ms. Cafaro’s employment will continue until terminated or the Cafaro Employment Agreement is amended. Upon termination of Ms. Cafaro’s employment for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.
Under the terms of the Cafaro Employment Agreement, Ms. Cafaro is entitled to the benefits summarized below upon the event specified. Under certain circumstances, Ms. Cafaro’s severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon her by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (In connection with a Change of Control or otherwise)
• Prorated portion of Target Bonus* for year of termination
• 3x sum of (x) base salary in effect, plus (y) Target Bonus for year of termination
• Full vesting of all restricted stock, stock options and other performance-related compensation (assuming maximum individual and company performance)
• Continuation of medical, dental, life and disability insurance benefits for two years
• Outplacement services, including executive office space and an executive secretary, for one year following termination, with an aggregate cost not to exceed $50,000

Death/Disability**
• Prorated portion of Target Bonus for year of termination
• Continuation of medical and dental insurance benefits for two years (disability only)

*
“Cause” means Ms. Cafaro’s: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of her duties and responsibilities that is directly and materially harmful to our business and reputation and that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of March 22, 2011, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; (6) any transaction which is reasonably likely to result in our company ceasing to be a REIT; and (7) any other event that the Board determines constitutes an effective Change of Control.

“Good Reason” means the occurrence of any of the following events: (1) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as Chief Executive Officer (Ms. Cafaro ceasing to be the chief executive officer of a publicly-traded company following a transaction in which we are a participant will constitute a diminution under this clause (1)); (2) a reduction in Ms. Cafaro’s base salary, maximum annual bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (3) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office; (4) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (5) certain events of bankruptcy involving our company; and (6) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business and/or assets.

“Target Bonus” means the greater of (1) the highest bonus paid to Ms. Cafaro pursuant to our annual incentive plan for any of the three preceding calendar years and (2) the full amount of Ms. Cafaro’s annual bonus, assuming maximum individual and company performance, in respect of service for the year of termination.

**
Certain of Ms. Cafaro’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, the special equity incentive award granted to Ms. Cafaro on March 22, 2011 specifically provides that it does not vest solely upon a change of control.

Probst Employee Protection Agreement
The Probst Employee Protection Agreement provides Mr. Probst with an annual base salary of $575,000, subject to annual review commencing in 2016, and eligibility to participate in our incentive and other employee benefit plans. Upon termination of Mr. Probst’s employment for any reason, Mr. Probst will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.
Under the terms of the Probst Employee Protection Agreement, Mr. Probst is entitled to the benefits summarized below upon the event specified. Under certain circumstances, Mr. Probst’s severance payments or other benefits are subject to reduction such that there will be no taxes imposed upon him by Section 4999 of the Code or any similar state or local tax.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason** (Not in connection with Change of Control)
• Lump sum payment (not to exceed $4 million, as adjusted annually beginning in 2015 to reflect increases in the Consumer Price Index (“CPI”)) equal to the sum of base salary as then in effect and Target Annual Bonus* for year of termination

• Continuation of medical, dental and vision insurance benefits for up to one year (or lump sum equivalent in cash)
• Pro rata vesting of sign-on equity award

Termination Other Than For Cause or With Good Reason** (Within one year of Change of Control)
• Lump sum payment (not to exceed $4 million, as adjusted annually beginning in 2015 to reflect increases in CPI) equal to 2x the sum of base salary as then in effect and Maximum Annual Bonus* for year of termination

• Continuation of medical, dental and vision insurance benefits for up to two years (or lump sum equivalent in cash)
• If Change of Control occurs during the Bridge Period*, at our election, fully vested award of stock or cash, in either case equal to amount by which (i) prorated portion of Target LTI* for 2015 service exceeds (ii) value of any long-term equity incentive compensation Mr. Probst receives for 2015 which is not forfeited because of his termination

• Full vesting of sign-on equity award

Death/Disability **
• if the death/disability occurs during the Bridge Period, at our election, fully vested award of stock or cash, in either case equal to amount by which (i) prorated portion of Target LTI for 2015 service exceeds (ii) value of any long-term equity incentive compensation Mr. Probst receives for 2015 which is not forfeited because of his termination

• Full vesting of sign-on equity award

*	“Bridge Period” means calendar year 2015 and the first two months of calendar year 2016, but prior to the date of grant of long-term equity incentive compensation with respect to calendar year 2015.
“Cause” means Mr. Probst’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.
“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of September 30, 2013, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; or (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.
“Good Reason” means the occurrence of any of the following events: (1) a material diminution of his position, authority or duties; (2) a material reduction in Mr. Probst’s base salary or Target Annual Bonus opportunity; (3) our requiring Mr. Probst to relocate his principal business office to any location that is more than 30 miles from our current Chicago headquarters; or (4) our failure to cause the assumption of the Probst Employee Protection Agreement by any successor to all or substantially all of our business and/or assets, in each case, that is not cured within 30 days after written notice from Mr. Probst.
“Maximum Annual Bonus” means the full amount of Mr. Probst’s annual bonus, assuming maximum individual and company performance.
“Target Annual Bonus” means Mr. Probst’s annual bonus, assuming target individual and company performance.
“Target LTI” means Mr. Probst’s long-term equity incentive compensation, assuming target individual and company performance.

**
Certain of Mr. Probst's outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, the sign-on equity award granted to Mr. Probst on October 27, 2014 specifically provides that it does not vest solely upon a change of control. Instead, the full award will vest upon Mr. Probst’s termination other than for cause or with good reason within one year of a change of control, and a pro-rata portion of the award will vest upon Mr. Probst’s termination other than for cause or with good reason before the vesting date.

Schweinhart Employment Agreement and Lewis Employment Agreement
The Schweinhart Employment Agreement and Lewis Employment Agreement (collectively, the “Executive Employment Agreements”) contain substantially similar terms. The Executive Employment Agreements provided (in the case of Mr. Schweinhart) or provide Messrs. Schweinhart and Lewis (each, an “Executive”) with annual base salaries of not less than $262,000 and not less than $210,000, respectively. The Executive Employment Agreements provide that the Executives were (in the case of Mr. Schweinhart) or are eligible for bonuses and to participate in our incentive and other employee benefit plans and entitled to receive a gross-up for any taxes imposed upon them by Section 4999 of the Code, or any similar state or local tax, as a result of payments or benefits to which the Executives may be entitled under the Executive Employment Agreements. Under certain circumstances, however, such payments or benefits are subject to reduction such that there will be no taxes imposed upon the Executives by Section 4999 of the Code or any similar state or local tax.
The initial terms of the Schweinhart Employment Agreement and the Lewis Employment Agreement expired on December 31, 2005 and September 30, 2003, respectively; however, the term of each Executive Employment Agreement was (in the case of Mr. Schweinhart) or is automatically extended by one additional day for each day following the effective date of such agreement that Mr. Schweinhart or Mr. Lewis, as applicable, remains employed by us, unless we elect to cease such automatic extension with notice to the Executive. In such case, the Executive Employment Agreement will terminate no sooner than 12 months after the giving of notice. Upon termination of an Executive’s employment for any reason, the Executive will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions.
Under the terms of the Executive Employment Agreements, the Executives were (in the case of Mr. Schweinhart) or are entitled to the benefits summarized below upon the event specified.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• None

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to base salary as then in effect plus Maximum Annual Bonus* for year of termination

• Credited with one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options
• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to 2x (x) the sum of base salary and Maximum Annual Bonus for year of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to the Executive for year of termination

• Full vesting of all stock options and restricted stock
• Continuation of medical, dental, life and long-term disability insurance benefits for two years

Death/Disability**
• Prorated portion of Maximum Annual Bonus for year of termination

*
“Cause” means the Executive’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties under the Executive Employment Agreement; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer. In the case of Mr. Schweinhart, “Cause” also means an order of any federal or state agency or court prohibiting Mr. Schweinhart from serving as our officer or Chief Financial Officer.

“Good Reason” means the occurrence of any of the following events: (1) the assignment to the Executive of any duties materially and adversely inconsistent with his position, authority or duties as prescribed by the Executive Employment Agreement, any other action by us that results in a diminution or other material adverse change in such position, authority or duties or our requiring him to be based at any office or location other than that described in the Executive Employment Agreement; (2) our failure to pay the Executive’s minimum specified base salary; (3) our failure to provide the annual bonus opportunity prescribed by the Executive Employment Agreement; (4) our failure to provide any equity award, plan or benefits or perquisites prescribed by the Executive Employment Agreement; (5) any other material adverse change to the terms and conditions of the Executive’s employment; and (6) our failure to cause the assumption of the Executive Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from the Executive.

“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of December 31, 2004 (in the case of Mr. Schweinhart) or as of August 2, 2002 (in the case of Mr. Lewis), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.
“Maximum Annual Bonus” means the Executive’s annual bonus, assuming maximum individual and company performance.

**
Certain of the Executives’ outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Lillibridge Employment Agreement
The Lillibridge Employment Agreement provides Mr. Lillibridge with an annual base salary of not less than $375,000. In addition, Mr. Lillibridge is eligible for bonuses and to participate in our incentive and other employee benefit plans. Under the Lillibridge Employment Agreement, Mr. Lillibridge received two special equity incentive awards in the form of 111,122 shares of restricted stock in the aggregate, to encourage his long-term retention upon joining us in connection with the sale of his business. The shares of restricted stock vest 15%, 15%, 20%, 25% and 25% on the first, second, third, fourth and fifth anniversaries, respectively, of the date of grant. In addition to vesting upon certain events as specified below, the shares of restricted stock will vest in full upon certain sales of substantially all of our medical office and outpatient healthcare properties or operations.
The Lillibridge Employment Agreement also obligates us to reimburse Mr. Lillibridge for the cost of parking one automobile at his office location and for the cost of membership in three professional organizations, not to exceed $22,000 in the aggregate annually.
The term of the Lillibridge Employment Agreement expires on July 1, 2015. The Lillibridge Employment Agreement subjects Mr. Lillibridge to certain noncompetition, nonsolicitation and noninterference restrictions until the later of July 1, 2015 and the second anniversary of the termination of his employment. Mr. Lillibridge is also subject to certain confidentiality and nondisparagement restrictions.
Under the terms of the Lillibridge Employment Agreement, Mr. Lillibridge is entitled to the benefits summarized below upon the event specified.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• Full vesting of special equity incentive awards upon one-year anniversary of change of control

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2012 to reflect increases in CPI) equal to base salary as then in effect plus Maximum Annual Bonus* for year of termination

• Full vesting of special equity incentive awards
• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Termination Other Than For Cause or With Good Reason (Within one year of Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2012 to reflect increases in CPI) equal to 2x the sum of (x) base salary and Maximum Annual Bonus for year of termination, plus (y) the fair market value of the target number of shares of restricted stock authorized to be issued to Mr. Lillibridge for year of termination

• Full vesting of special equity incentive awards
• Continuation of medical, dental, life and long-term disability insurance benefits for 18 months

Death/Disability**
• Prorated portion of Maximum Annual Bonus for year of termination

*
“Cause” means Mr. Lillibridge’s: (1) indictment for, conviction of, or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (2) willful or intentional material breach of his duties and responsibilities; (3) willful or intentional material misconduct in the performance of his duties under the Lillibridge Employment Agreement; or (4) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer.

“Good Reason” means the occurrence of any of the following events: (1) the assignment to Mr. Lillibridge of any duties materially and adversely inconsistent with, or a material diminution of, his position, authority or duties as prescribed by the Lillibridge Employment Agreement; (2) our requiring Mr. Lillibridge to be based at any office or location that is more than 50 miles from Chicago, Illinois; (3) our failure to pay Mr. Lillibridge’s minimum specified base salary; (4) our failure to provide the annual bonus opportunity or any benefits or perquisites prescribed by the Lillibridge Employment Agreement; (5) our medical property operations ceasing to be operated under the Lillibridge brand and name without Mr. Lillibridge’s consent; (6) any other material breach by us of the Lillibridge Employment Agreement; and (7) our failure to cause the assumption of the Lillibridge Employment Agreement by any successor to all or substantially all of our business or assets, in each case, that is not cured within 30 days after written notice from Mr. Lillibridge.
“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of more than 50% of the combined voting power of our outstanding voting securities; (2) during any 12-month period, persons who constituted our Board as of July 1, 2010, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) a complete liquidation or dissolution of our company; and (5) approval by our stockholders of an agreement for, and the consummation of, the sale or other disposition of all or substantially all of our assets to any person, other than our subsidiaries.
“Maximum Annual Bonus” means Mr. Lillibridge’s annual bonus, assuming maximum individual and company performance.

**
Certain of Mr. Lillibridge’s outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement. However, the special equity award granted to Mr. Lillibridge on July 1, 2010 specifically provides that it does not vest solely upon a change of control.

Riney Employment Agreement and Riney Change of Control Severance Agreement
The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000 and eligibility to participate in our incentive and other employee benefit plans. The initial term of the Riney Employment Agreement expired on July 31, 1999; however, the term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us unless we elect to cease such automatic extension with notice to Mr. Riney. The Riney Employment Agreement will terminate one year following any such notice.
Under the terms of the Riney Employment Agreement and the Riney Severance Agreement, Mr. Riney is entitled to the benefits summarized below upon the event specified. The Riney Employment Agreement and the Riney Severance Agreement provide for a gross-up for any taxes imposed upon him by Section 4999 of the Code, or any similar state or local tax, as a result of any payment or benefits to which he may be entitled under such agreements or any other agreement. Any severance benefits payable to Mr. Riney under the Riney Employment Agreement, including any tax gross-up, cannot be duplicated by any severance benefits payable to Mr. Riney under the Riney Severance Agreement.

Termination For Cause* or Without Good Reason*
• None

Change of Control* Without a Termination of Employment**
• Payment for any excise taxes he may incur as a result of the Change of Control

Termination Other Than For Cause or With Good Reason (Not in connection with Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to (x) prorated portion of Target Bonus* for year of termination, plus (y) the sum of base salary as then in effect and Target Bonus for year of termination

• Credited with one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise stock options
• Continuation of medical, dental, life and long-term disability insurance benefits for up to one year

Termination Other Than For Cause or With Good Reason (Within two years of Change of Control)
• Lump sum payment (not to exceed $3 million, as adjusted annually beginning in 2008 to reflect increases in CPI) equal to 2x the greater of (a) the sum of (x) base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to Mr. Riney for year of termination, and (b) the sum of (x) base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him for year in which the date immediately prior to the effectiveness of the Change of Control occurs

• Continuation of medical, dental, life and disability insurance benefits for two years
• Payment for any excise taxes he may incur as a result of the Change of Control

Death/Disability**
• Prorated portion of Target Bonus for year of termination

*
“Cause” means Mr. Riney's: (1) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (2) willful and material breach of his duties and responsibilities that is committed in bad faith or without reasonable belief that such conduct is in our best interests and, with respect to (2), the Board’s adoption of a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

“Good Reason” means the occurrence of any of the following events: (1) the assignment to Mr. Riney of duties substantially of a non-executive or non-managerial nature; (2) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (3) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (4) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (5) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business or assets, in each case, for purposes of the Riney Employment Agreement, that is not cured within 30 days after written notice from Mr. Riney.
“Change of Control” means the occurrence of any of the following events: (1) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (2) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (3) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (4) approval by our stockholders of a complete liquidation or dissolution of our company; (5) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (6) any other event that the Board determines constitutes an effective Change of Control.
“Target Bonus” means the full amount of bonuses and performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and performance compensation are based, in respect of services for the year of termination.

**
Certain of Mr. Riney's outstanding stock option and restricted stock awards would vest in full upon death, disability or a change of control pursuant to the terms of the applicable incentive plan or award agreement.

Potential Payments Upon Termination or Change of Control
The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of:

✓	termination for Cause or without Good Reason;

✓	termination other than for Cause or with Good Reason (“involuntary termination”);

✓	a Change of Control (without any termination of employment);

✓	involuntary termination following a Change of Control; and

✓	death or disability.
The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers assuming the applicable termination or Change of Control occurred on December 31, 2014. The actual amounts can be determined only if and when the Named Executive Officer’s employment is terminated or the Change of Control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary. Although our employment and severance agreements with our Named Executive Officers (other than Mr. Riney) contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value to the company has been ascribed to these covenants in the table.

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
Debra A. Cafaro
Prorated portion of Target Bonus for year of termination(2)	$—	$3,780,000	$—	$3,780,000	$3,780,000
Payment equal to multiple of base salary in effect at termination(3)	—	3,150,000	—	3,150,000	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)	—	11,340,000	—	11,340,000	—
Vesting of restricted stock and stock options(4)(5)	—	11,432,741	7,046,637	11,432,741	11,432,741
Continued insurance benefits(6)	—	147,411	—	147,411	38,937
Office space and administrative services	—	50,000	—	50,000	—
Reduction(7)	—	—	—	—	—
Total for Debra A. Cafaro	$—	$29,900,152	$7,046,637	$29,900,152	$15,251,678

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
Robert F. Probst
Prorated portion of Maximum Annual Bonus for year of termination(2)	$—	$—	$—	$—	$—
Payment equal to multiple of base salary in effect at termination(3)	—	575,000	—	1,150,000	—
Payment equal to multiple of Target Annual Bonus for year of termination(2)(3)	—	215,625	—	—	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)	—	—	—	646,875	—
Payment equal to multiple of fair market value of target restricted stock grant under LTIP for year of termination(3)(8)(9)	—	—	—	—	—
Vesting of restricted stock and stock options(4)(5)	—	63,037	1,063,741	1,063,741	1,063,741
Continued insurance benefits	—	19,576	—	39,151	—
Reduction(7)	—	—	—	(563,569)	—
Total for Robert F. Probst	$—	$873,238	$1,063,741	$2,336,198	$1,063,741
Richard A. Schweinhart
Prorated portion of Maximum Annual Bonus for the year of termination(2)	$—	$—	$—	$—	$1,126,305
Payment equal to multiple of base salary in effect at termination(3)(8)	—	500,580	—	1,001,160	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,126,305	—	2,252,610	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	210,784	—
Vesting of restricted stock and stock options(4)(5)	—	—	—	—	—
Continued insurance benefits	—	15,469	—	30,938	—
Reduction(7)	—	—	—	—	—
Excise tax gross-up(5)	—	—	—	—	—
Total for Richard A. Schweinhart	$—	$1,642,354	$—	$3,495,492	$1,126,305
Raymond J. Lewis
Prorated portion of Maximum Annual Bonus for the year of termination(2)	$—	$—	$—	$—	$1,492,470
Payment equal to multiple of base salary in effect at termination(3)(8)	—	648,900	—	1,297,800	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,492,470	—	2,166,754	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	—	—
Vesting of restricted stock and stock options(4)(5)	—	1,198,752	2,758,378	2,758,378	2,758,378
Continued insurance benefits	—	21,793	—	43,586	—
Reduction(7)	—	—	—	—	—
Excise tax gross-up(5)	—	—	—	—	—
Total for Raymond J. Lewis	$—	$3,361,915	$2,758,378	$6,266,518	$4,250,848

Benefit	Termination for Cause or without Good Reason	Involuntary Termination (without Change of Control)	Change of Control (without Termination)	Involuntary Termination Following Change of Control(1)	Death or Disability
Todd W. Lillibridge
Prorated portion of Maximum Annual Bonus for year of termination(2)	$—	$—	$—	$—	$1,038,150
Payment equal to multiple of base salary in effect at termination(3)(8)	—	461,400	—	922,800	—
Payment equal to multiple of Maximum Annual Bonus for year of termination(2)(3)(8)	—	1,038,150	—	2,076,300	—
Payment equal to multiple of fair market value of target restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	190,745	—
Vesting of restricted stock and stock options(4)(5)	—	2,460,529	3,153,307	3,153,307	3,153,307
Continued insurance benefits	—	21,287	—	31,930	—
Total for Todd W. Lillibridge	$—	$3,981,366	$3,153,307	$6,375,082	$4,191,457
T. Richard Riney
Prorated portion of Target Bonus for year of termination(2)	$—	$1,126,305	$—	$—	$1,126,305
Payment equal to multiple of base salary in effect at termination(3)(8)	—	500,580	—	1,001,160	—
Payment equal to multiple of Target Bonus for year of termination(2)(3)(8)	—	1,126,305	—	2,252,610	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination(3)(8)(9)	—	—	—	210,784	—
Vesting of restricted stock and stock options(4)(5)	—	575,321	1,365,391	1,365,391	1,365,391
Continued insurance benefits	—	21,962	—	43,925	—
Excise tax gross-up(5)	—	—	—	—	—
Total for T. Richard Riney	$—	$3,350,473	$1,365,391	$4,873,870	$2,491,696

(1)
Involuntary termination following Change of Control for Ms. Cafaro, involuntary termination within one year of Change of Control for Messrs. Probst, Schweinhart, Lewis and Lillibridge, and involuntary termination within two years of Change of Control for Mr. Riney.

(2)
“Target Bonus,” “Target Annual Bonus” or “Maximum Annual Bonus,” as applicable, for each Named Executive Officer is defined above under “Employment and Severance Agreements with Named Executive Officers.”

(3)	Multiples for the Named Executive Officers are as follows:

	Involuntary Termination (without Change of Control)	Involuntary Termination Following Change of Control
Ms. Cafaro	3x	3x
Messrs. Probst, Schweinhart, Lewis, Lillibridge and Riney	1x	2x

(4)
Pursuant to our 2006 Incentive Plan, unless the applicable award agreement provides otherwise, upon a change of control or in the event of death or disability of a participant while employed by us, all stock options held by the participant become fully vested and immediately exercisable and all restrictions and other conditions pertaining to shares of restricted stock held by the participant immediately lapse. However, the special equity incentive awards granted to Ms. Cafaro on March 22, 2011 and Mr. Lillibridge on July 1, 2010 specifically provide that they do not vest solely upon a change of control. The outstanding award agreements under our 2012 Incentive Plan generally provide that, upon a change of control or in the event of death or disability of a participant while employed by us, the stock options underlying the award become immediately exercisable or the restrictions and other conditions pertaining to the shares of restricted stock underlying the award immediately lapse. However, the sign-on equity award granted to Mr. Probst on October 27, 2014 specifically provides that it does not vest solely upon a change of control.

In the event of involuntary termination: Ms. Cafaro’s restricted stock and stock options would become fully vested; Messrs. Lewis, Riney and Schweinhart would be treated as having one additional year of service for purposes of vesting of restricted stock; all shares of restricted stock granted to Mr. Lillibridge as part of his special equity incentive awards on July 1, 2010 would vest in full.

(5)
Assumes a stock price of $71.70, the closing price of our common stock on December 31, 2014. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares vesting by $71.70, and the value of vesting of stock options is determined by subtracting the stock option exercise price from $71.70 and multiplying by the number of options vesting.

(6)	Only in the event of involuntary termination or disability.

(7)
Pursuant to the Cafaro Employment Agreement, the Probst Employee Protection Agreement and the Executive Employment Agreements, under certain circumstances, payments or benefits to Ms. Cafaro and Messrs. Probst, Schweinhart and Lewis are subject to reduction such that there will be no taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

(8)
Under the Probst Employee Protection Agreement, the amount of certain severance benefits payable to Mr. Probst is limited to a maximum of $4 million, as adjusted annually beginning in 2015 to reflect increases in CPI. Under the Executive Employment Agreements, the Lillibridge Employment Agreement, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance benefits payable to each of Messrs. Schweinhart, Lewis, Lillibridge and Riney is limited to a maximum of $3 million, as adjusted annually following the effective date of the applicable agreement to reflect increases in CPI.

(9)
The fair market value of the maximum or target restricted stock grant under the long-term equity incentive plan is determined by multiplying the maximum or target 2014 long-term equity incentive opportunity, as applicable, by 0.70.

NON-EMPLOYEE DIRECTOR COMPENSATION
Our Board believes that the compensation paid to our non-employee directors should be competitive with the Comparable Companies, as well as public companies of similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Ms. Cafaro, the only member of the Board employed by us, does not receive compensation for her service as a director.
Cash Compensation
The cash compensation paid to, or earned by, our non-employee directors in 2014 was comprised of the following three components:

✓
Quarterly Board retainer: Each non-employee director received a retainer of $18,750 for each calendar quarter in which he or she served as a director. The Presiding Director received an additional retainer of $6,250 for each calendar quarter of service.

✓
Quarterly committee retainers: Each member (other than the chair) of the Audit, Compensation and Nominating Committees received a retainer of $5,000, $5,000 and $3,750, respectively, for each calendar quarter of service as a member of such committee. The chair of the Audit, Compensation and Nominating Committees received a retainer of $6,250, $6,250 and $5,000, respectively, for each calendar quarter of service as the chair of that committee.

✓
Board and committee meeting fees: Each non-employee director received $1,500 for each Board meeting he or she attended in excess of the eighth Board meeting held during the year, $1,500 for each Audit, Compensation or Nominating Committee meeting he or she attended in excess of the sixth such committee meeting held during the year and $1,500 for each Investment or Executive Committee meeting he or she attended during the year (in each case, including telephonic meetings, unless the meeting was 30 minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their cash retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our common stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are either paid in cash or credited as additional units. Upon termination of a participating director’s service on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of our common stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.
Equity-Based Compensation
The equity-based compensation paid to our non-employee directors in 2014 consisted of shares of restricted stock or restricted stock units, at the director’s prior election, granted pursuant to our 2012 Incentive Plan as follows:

✓
On January 1, each non-employee director who was serving on such date received shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $130,000.

✓
Upon initial election or appointment to the Board, a newly-elected or appointed non-employee director would have received a number of shares of restricted stock having an aggregate value equal to a pro rata portion of $130,000 (determined by reference to the number of days remaining in the calendar year).

Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.
Review of Non-Employee Director Compensation
Our Nominating Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors and recommending any changes to our non-employee director compensation program for approval by our Board. As part of its annual review, the Nominating Committee may consider information contained in surveys compiled by NAREIT or the National Association of Corporate Directors and may retain an independent compensation consultant to advise it on appropriate director compensation levels. In 2013, the Nominating Committee retained PM&P to advise it on matters related to non-employee director compensation levels and program design for 2014. After consultation with PM&P on our 2014 program, our Nominating Committee recommended, and our Board approved, a $30,000 increase in the January 1 grant of restricted stock or restricted stock units to an aggregate value of $130,000, beginning in 2014, and elimination of an additional grant of 2,000 shares of restricted stock or restricted stock units to directors upon initial election or appointment to the Board, effective immediately. In 2015, the Nominating Committee recommended, and the Board approved, a $15,000 increase in the annual cash retainer to $90,000 to remain competitive with the market for experienced directors.
Minimum Share Ownership Guidelines for Non-Employee Directors
Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of our common stock with a value not less than five times the current annual cash retainer (currently $90,000) paid to such director for service on our Board (excluding, among other things, any additional retainer paid for service as a committee member or chair or the Presiding Director). Each non-employee director must satisfy the minimum share ownership levels within five years from the date that he or she first becomes subject to the guidelines (or, upon any increase in the annual cash retainer, within five years from the date of such increase to satisfy the guidelines with respect to such incremental amount) and, until such time, must retain 100% of the shares of our common stock or stock units granted to him or her as compensation minus any shares forfeited by the director under our share withholding program to pay taxes on the vesting of shares. Compliance with the guidelines is reviewed on July 1 of each year. All of our non-employee directors (other than Ms. Barnes, who is still subject to the transition period) are currently in compliance with these guidelines.
2014 Non-Employee Director Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2014:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Melody C. Barnes (3)	21,603	37,753	59,356
Douglas Crocker II	131,000	130,000	261,000
Ronald G. Geary	127,000	130,000	257,000
Jay M. Gellert	113,500	130,000	243,500
Richard I. Gilchrist	105,500	130,000	235,500
Matthew J. Lustig	76,500	130,000	206,500
Douglas M. Pasquale(4)	88,500	130,000	218,500
Robert D. Reed	122,500	130,000	252,500
Sheli Z. Rosenberg(5)	57,500	130,000	187,500
Glenn J. Rufrano	125,000	130,000	255,000
James D. Shelton	98,000	130,000	228,000

(1)
The amounts shown in the Fees Earned or Paid in Cash column reflect quarterly retainer and meeting fees described above under “—Cash Compensation.” Mr. Crocker received an additional $25,000 retainer in 2014 for his service as the Presiding Director. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to the Director Deferred Compensation Plan described above and were credited with the following stock units: Mr. Crocker, $131,000 or 2,121 units; Mr. Gellert, $113,500 or 1,832 units; Mr. Lustig, $76,500 or 1,247 units; Mr. Reed, $122,500 or 1,976 units; Mr. Rufrano, $125,000 or 2,007 units; and Mr. Shelton, $49,000 or 800 units.

(2)
The amounts shown in the Stock Awards column represents the full grant date fair value of shares of restricted stock or restricted stock units (excluding stock units credited in lieu of retainer and meeting fees) granted to each non-employee director in 2014, calculated pursuant to FASB guidance regarding fair value provisions for share-based awards. See Note 12 of the Notes to Consolidated Financial Statements included in our 2014 Form 10-K for a discussion of the relevant assumptions used in calculating grant date fair value. Directors are generally entitled to dividends paid on unvested shares of restricted stock and dividend equivalents on vested and unvested restricted stock units.

As of December 31, 2014, the aggregate number of unvested shares of restricted stock and restricted stock units and the aggregate number of shares underlying unexercised stock options (vested and unvested) held by each non-employee director were as follows:

	Unvested Shares of Restricted Stock and Restricted Stock Units	Shares Underlying Unexercised Stock Options (Vested and Unvested)
Ms. Barnes	610 shares	0 shares
Mr. Crocker	3,041 shares	25,000 shares
Mr. Geary	3,041 shares	2,500 shares
Mr. Gellert	3,041 shares	35,000 shares
Mr. Gilchrist	3,041 shares	7,520 shares
Mr. Lustig	3,041 shares	8,191 shares
Mr. Pasquale	3,041 shares	20,000 shares
Mr. Reed	3,041 shares	20,000 shares
Mr. Rufrano	3,041 shares	12,849 shares
Mr. Shelton	3,041 shares	20,000 shares

(3)	Ms. Barnes was appointed to our Board, effective September 17, 2014.

(4)
The amounts shown for Mr. Pasquale exclude certain deferred compensation and severance benefits paid in 2014 pursuant to the terms of the Pasquale Employment Agreement that were unrelated to his service as a director. See “Transactions with Related Persons—Transactions with Mr. Pasquale.”

(5)	Ms. Rosenberg retired from our Board, effective May 15, 2014.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to our equity compensation plans as of December 31, 2014:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	2,460,628	$57.45	9,601,141
Equity compensation plans not approved by stockholders(2)	76,283	N/A	911,745
Total	2,536,911	57.45	10,512,886

(1)
These plans consist of: (a) the 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan); (b) the 2004 Stock Plan for Directors (which amended and restated the 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors)); (c) the Employee and Director Stock Purchase Plan; (d) the 2006 Incentive Plan; (e) the 2006 Stock Plan for Directors; (f) the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (22,674 shares at a weighted average exercise price of $48.60 pursuant to awards granted by NHP and assumed by us in connection with the NHP acquisition) and (g) the 2012 Incentive Plan. As of December 31, 2014, 2,430,605 shares were available for future issuance under the Employee and Director Stock Purchase Plan (including 428 shares that were purchased by participants in January 2015 with contributions made during the December 2014 offering period) and 7,170,536, shares were available for grant under the 2012 Incentive Plan. No additional grants are permitted under the 2000 Incentive Compensation Plan, the 2004 Stock Plan

for Directors, the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, the 2006 Incentive Plan or the 2006 Stock Plan for Directors.

(2)
These plans consist of: (a) the Director Deferred Compensation Plan, under which our non-employee directors may receive, in lieu of director fees, units that settle into shares of our common stock on a one-for-one basis; and (b) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive, in lieu of compensation, units that settle into shares of our common stock on a one-for-one basis.

SECURITIES OWNERSHIP
Directors, Director-Nominees and Executive Officers
Beneficial Ownership of Our Common Stock
The following table shows, as of March 18, 2015, the number of shares of our common stock beneficially owned by each of our directors and director-nominees, each of our Named Executive Officers, and all of our directors, director-nominees and executive officers as a group. For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested). Except as otherwise indicated in the footnotes to the table, the named persons have sole voting and investment power over the shares of our common stock shown as beneficially owned by them. Each named person is deemed to be the beneficial owner of shares of our common stock that may be acquired within 60 days of March 18, 2015 through the exercise of stock options or the settlement of stock units, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 330,895,298 shares of our common stock outstanding on March 18, 2015.

Name of Beneficial Owner	Vested and Unvested Shares of Common Stock			Shares Subject to Options Exercisable within 60 days		Stock Units That May Be Settled within 60 days		Total Shares of Common Stock Beneficially Owned		Percent of Class
Melody C. Barnes	2,423		+	—	+	—	=	2,423		*
Debra A. Cafaro	540,623	(1)	+	1,044,184	+	—	=	1,584,807	(1)	*
Douglas Crocker II	66,297		+	25,000	+	35,378	=	126,675		*
Ronald G. Geary	18,164		+	2,500	+	2,098	=	22,762		*
Jay M. Gellert	52,133		+	35,000	+	38,249	=	125,382		*
Richard I. Gilchrist	17,627		+	7,520	+	—	=	25,147		*
Raymond J. Lewis	190,611		+	267,405	+	—	=	458,016		*
Todd W. Lillibridge	112,426		+	120,229	+	—	=	232,655		*
Matthew J. Lustig	2,656		+	8,191	+	11,826	=	22,673		*
Douglas M. Pasquale	104,267	(2)	+	20,000	+	—	=	124,267	(2)	*
Robert F. Probst	18,229		+	7,318	+	—	=	25,547		*
Robert D. Reed	8,973		+	20,000	+	8,892	=	37,865		*
T. Richard Riney	199,423	(3)	+	134,690	+	—	=	334,113	(3)	*
Glenn J. Rufrano	10,443		+	12,849	+	8,633	=	31,925		*
Richard A. Schweinhart	135,108	(4)	+	160,435	+	—	=	295,543	(4)	*
James D. Shelton	6,400		+	20,000	+	11,061	=	37,461		*
All directors, director-nominees and executive officers as a group (17 persons)	1,534,004		+	1,963,186	+	116,137	=	3,613,327		1.1%

*	Less than 1%

(1)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s spouse is the trustee. Ms. Cafaro disclaims beneficial ownership of these 5,000 shares.

(2)	Includes 4,326 shares held in Mr. Pasquale’s IRA.

(3)	Includes 1,300 shares held in Mr. Riney’s IRA and 70,000 shares held in trust for the benefit of Mr. Riney’s spouse, as to which Mr. Riney’s spouse is the trustee.

(4)
Includes 805 shares held in Mr. Schweinhart’s IRA and 800 shares held in his spouse’s IRA. Mr. Schweinhart disclaims beneficial ownership of the 800 shares held in his spouse’s IRA. Mr. Schweinhart has shared voting and investment power over 10,078 shares of common stock.

Director and Executive Officer 10b5-1 Plans
From time to time, certain of our directors and executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 plans”). These 10b5-1 plans permit our directors and executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for estate, tax and financial planning purposes. Our Securities Trading Policy and Procedures requires preclearance of any 10b5-1 plan by our legal department and provides that directors and executive officers may enter into, modify or terminate a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. Moreover, any such 10b5-1 plan must include a waiting period of no less than 30 days between establishment or modification of the plan and any transaction pursuant to the plan. In addition, our Securities Trading Policy and Procedures generally prohibits our directors and executive officers from entering into overlapping 10b5-1 plans.
We disclose a director’s or executive officer’s entrance into, and modification or termination of, a 10b5-1 plan, and sales thereunder, on the Investor Relations section of our website at www.ventasreit.com/investor-relations. Information on our website is not a part of this Proxy Statement.
Principal Stockholders
The following table shows, as of March 18, 2015, the number of shares of our common stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	26,255,056	(2)	7.9%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	18,849,315	(3)	5.7%
Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	13,163,323	(4)	4.0%
FMR LLC 245 Summer Street Boston, MA 02210	10,681,993	(5)	3.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	38,640,677	(6)	11.7%
Vanguard Specialized Funds—Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, PA 19355	21,848,660	(7)	6.6%

(1)	Percentages are based on 330,895,298 shares of our common stock outstanding on March 18, 2015.

(2)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, “BlackRock”), on January 22, 2015. BlackRock reported that, as of December 31, 2014, it had sole voting power over 23,898,271 shares of our common stock and sole dispositive power over 26,255,056 shares of our common stock. BlackRock, Inc. is a parent holding company.

(3)
Based solely on information contained in a Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company, on February 13, 2015. Capital Research Global Investors reported that, as of December 31, 2014, it had sole voting and dispositive power over 18,849,315 shares of our common stock. Capital Research and Management Company is an investment advisor to various investment companies registered under the Investment Company Act of 1940, as amended (the “Investment Advisers Act”).

(4)
Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&S Management”) and Cohen & Steers UK Limited (“C&S UK” and, together with C&S and C&S Management, the “C&S Entities”) on February 17, 2015. The C&S Entities reported that, as of December 31, 2014, C&S had sole voting power over 5,417,406 shares of common stock and sole dispositive power over 13,163,323 shares of common stock, C&S Management had sole voting power over 5,417,406 shares of common stock and sole dispositive power over 13,119,418 shares of common stock, and C&S

UK had sole dispositive power over 43,905 shares of common stock. C&S holds a 100% interest in C&S Management, an investment advisor registered under Section 203 of the Investment Advisers Act.

(5)
Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC, for itself and on behalf of its subsidiaries, Edward C. Johnson 3d and Abigail P. Johnson (collectively, “FMR”) on February 13, 2015. FMR reported that, as of December 31, 2014, it had sole voting power over 5,115,261 shares of our common stock and sole dispositive power over 10,681,993 shares of our common stock. Each of FMR Co., Inc, Strategic Advisers, Inc. and Pyramis Global Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of FMR LLC. Pyramis Global Advisors Trust Company and Fidelity Management Trust Company, Inc. are banks and also a wholly-owned subsidiaries of FMR LLC. Pyramis Global Advisors (Canada) ULC is a foreign investment advisor and a wholly-owned subsidiary of FMR LLC. Mr. Johnson, Chairman of FMR LLC, and members of his family (including Abigail P. Johnson, Vice Chairman, Chief Executive Officer and President of FMR LLC) collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC.

(6)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2015. Vanguard reported that, as of December 31, 2014, it had sole voting power over 905,651 shares of our common stock, shared voting power over 239,035 shares of our common stock, sole dispositive power over 37,888,981 shares of our common stock and shared dispositive power over 751,696 shares of our common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisers Act. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 397,898 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 861,551 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(7)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) on February 6, 2015. Vanguard REIT Fund reported that, as of December 31, 2014, it had sole voting power over 21,848,660 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1 under the Exchange Act) and persons who own more than 10% of the outstanding shares of our common stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on our records and on written representations from certain reporting persons, we believe that each person who, at any time during 2014, was a director or officer (as defined in Rule 16a-1 under the Exchange Act) of Ventas or beneficially owned more than 10% of the outstanding shares of our common stock timely filed all reports required to be filed by Section 16(a) of the Exchange Act.
PROPOSALS REQUIRING YOUR VOTE
Proposal 1: Election of Directors
Eleven directors currently serve on our Board. Following the recommendation of the Nominating Committee, our Board has nominated each individual presently serving as a director for election at the Annual Meeting.
Under our By-Laws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director-nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director-nominee and, therefore, will have no effect.
Director Resignation Policy
In accordance with our Director Resignation Policy, our Board will nominate an incumbent director for reelection only if the director agrees that, in the event the director fails to receive the required majority vote for reelection, he or she will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon acceptance by the Board. If an incumbent director fails to receive the required majority vote for reelection, our Nominating Committee will act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and submit its recommendation for prompt consideration by the Board. Our Board will act on the Nominating Committee’s recommendation and publicly disclose its decision regarding the tendered resignation by filing a Current Report on Form 8-K with the SEC no later than 90 days following certification of the election results.
Any director who tenders his or her resignation pursuant to our Director Resignation Policy may not participate in any Nominating Committee or Board decision regarding that resignation. If less than a majority of the Nominating Committee members receive the required vote in favor of their reelection in the same election, then the independent directors who received the required vote will be constituted by our Board as a committee to consider the tendered resignation(s) and make a recommendation to the Board. However, if three or fewer independent directors receive the required vote in the same election, all directors not required by the Director Resignation Policy to tender a resignation may participate in considering and recommending to the Board whether to accept or reject the resignation(s).
Under our Guidelines on Governance, a director is generally required to retire at the first annual meeting of stockholders following his or her 75th birthday. On the recommendation of our Nominating Committee, our Board may waive this requirement as to any director if it deems a waiver to be in our best interests and the best interests of our stockholders. In light of Mr. Crocker’s expertise and valuable contributions to our Board, our Nominating Committee has recommended, and our Board has approved, that an exception to our mandatory retirement policy be made for Mr. Crocker until the time of our 2016 Annual Meeting of Stockholders.
Director Nominees
Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the date of the Annual Meeting. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led our Nominating Committee and our Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.
We do not have a staggered board of directors. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

Melody C. Barnes	Age: 51 Director since 2014
Business Experience: Ms. Barnes is Chief Executive Officer of Melody Barnes Solutions LLC, a domestic strategy firm, and has advised clients on various public policy and human capital matters since 2012. She is also the Vice Provost, Global Student Leadership Initiatives and a Senior Fellow in the Robert F. Wagner School of Public Service at New York University and Chair of the Aspen Institute Forum for Community Solutions. From 2009 to 2012, Ms. Barnes served as Director of the Domestic Policy Council for President Obama, where she provided policy and strategic advice to President Obama and coordinated the domestic policy agenda for his administration. Before joining the White House, she served as the Senior Domestic Policy Advisor for then-Senator Obama's 2008 presidential campaign. From 2005 to 2008 Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress, where she had previously been a Senior Fellow from 2003 to 2005. She also served as Chief Counsel to Senator Edward M. Kennedy on the U.S. Senate Judiciary Committee from 1998 to 2003 and General Counsel to Senator Kennedy from 1995 to 1998.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	None
Skills and Qualifications: Ms. Barnes is an attorney with significant government relations experience and strong skills in public policy, strategic planning and leadership and development, as well as leading not-for-profit organizations.

Debra A. Cafaro	Age: 57 Director since 1999 Executive and Investment Committees
Business Experience:  Ms. Cafaro has been our Chief Executive Officer and a director since 1999 and Chairman of the Board since 2003. She also served as our President from 1999 to November 2010. Ms. Cafaro is a former Chair of NAREIT, the worldwide representative voice for REITs. She is a member of the Board of Directors of the Real Estate Roundtable, the Board of Directors of the Executives’ Club of Chicago, the Economic Club of Chicago and World Business Chicago, Chicago’s not-for-profit economic development corporation. She is also a Trustee of the University of Chicago and serves on the Business Advisory Council and the Visiting Committee of the University of Chicago Law School.

Current Public Company Directorships:	Weyerhaeuser Company (NYSE: WY)
Other Public Company Directorships during Past Five Years:	General Growth Properties, Inc. (NYSE: GGP) (March-November 2010)
Skills and Qualifications: Ms. Cafaro has substantial executive experience, leadership ability and a proven record of accomplishment, with strong skills in real estate, law, corporate finance, mergers and acquisitions, capital markets, strategic planning and other public company matters.

Douglas Crocker II	Age: 75 Director since 1998 Presiding Director since 2003 Compensation, Executive (Chair) and Investment (Chair) Committees
Business Experience:  Mr. Crocker is Managing Partner of DC Partners LLC, a firm that invests in and develops apartment properties, where he served as principal from 2003 to 2006. From 2006 to 2014, Mr. Crocker was the Chairman of Pearlmark Multifamily Partners, L.L.C. (formerly known as Transwestern Multifamily Partners, L.L.C.), a commercial real estate firm. From 1993 until 2003, Mr. Crocker was the President, Chief Executive Officer and a trustee of Equity Residential (NYSE: EQR), a prominent multifamily REIT, most recently serving as Vice Chairman of the Board. During his more than 40 years of real estate experience, he has previously served as: Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities; President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships; Managing Director of Prudential Securities Inc., a financial services brokerage firm; Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance; President of American Invesco, the nation’s largest condominium conversion company; and Vice President of Arlen Realty and Development Company, a diversified real estate and retail company. Mr. Crocker serves on the Advisory Board of the DePaul University Real Estate School, is a member of the Board of Trustees of Milton Academy and is a member of the National Multi Housing Counsel.

Current Public Company Directorships:
Acadia Realty Trust (NYSE: AKR)
Associated Estates Realty Corporation (NYSE, NASDAQ: AEC)
CYS Investments, Inc. (NYSE: CYS) (Mr. Crocker has indicated his intention to not stand for re-election on this board at the next annual meeting)

Other Public Company Directorships during Past Five Years:	Post Properties, Inc. (NYSE: PPS) (2004-2012) Reis, Inc. (NASDAQ: REIS) (2007-2009)
Skills and Qualifications: Mr. Crocker is a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, public company executive compensation and corporate governance.

Ronald G. Geary	Age: 67 Director since 1998 Audit and Nominating Committees
Business Experience:  Mr. Geary has been President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky since 2006. He previously served as President of Res-Care, Inc. (formerly NASDAQ: RSCR) (“ResCare”), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services from 1990 to 2006 and as its Chief Executive Officer from 1993 to 2006. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	Res-Care, Inc. (formerly NASDAQ: RSCR) (1990-2010)
Skills and Qualifications: Mr. Geary is an attorney and certified public accountant, with extensive executive experience in the healthcare industry and strong skills in corporate finance, law, government relations, mergers and acquisitions, and strategic planning.

Jay M. Gellert	Age: 61 Director since 2001 Compensation (Chair) and Investment Committees
Business Experience:  Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (NYSE: HNT) (“Health Net”), an integrated managed care organization that administers the delivery of managed healthcare services, since 1998 and a director of Health Net since 1999. He served as President and Chief Operating Officer of Health Net from 1997 to 1998 and as President, Chief Operating Officer and a director of its predecessor, Health Systems International, Inc. (“HSI”), a health maintenance organization, from 1996 to 1997. Before joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners in the area of integrated delivery systems development, managed care network formation and physician group practice integration. He has also previously served as President and Chief Executive Officer of Bay Pacific Health Corporation, Senior Vice President and Chief Operating Officer for California Healthcare System and as an independent consultant. Mr. Gellert is currently a member of the Board of Directors of America’s Health Insurance Plans.

Current Public Company Directorships:	Health Net, Inc. (NYSE: HNT)
Other Public Company Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Gellert has substantial healthcare executive experience, with strong skills in government relations, mergers and acquisitions, strategic planning, and public company executive compensation.

Richard I. Gilchrist	Age: 69 Director since 2011 Compensation and Nominating Committees
Business Experience:  Mr. Gilchrist has served as Senior Advisor to The Irvine Company since July 2011 and previously served as President of Irvine’s Investment Properties Group (“IPG”) from 2006 to July 2011. Irvine is a privately held company known as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. In his role as IPG President, Mr. Gilchrist guided Irvine’s office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. Prior to joining Irvine, Mr. Gilchrist served as President and Co-Chief Executive of Maguire Properties, Inc., where he oversaw significant growth in the company’s portfolio through acquisitions and development and spearheaded its successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held REIT, Commonwealth Atlantic Properties. Mr. Gilchrist currently serves as a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors. He previously served as Chairman of the Whittier College Board of Trustees and was also a co-founder and managing partner of CommonWealth Partners, LLC, an advisor and venture partner with the California Public Employees’ Retirement System, and a senior partner of Maguire Thomas Partners, a national real estate developer and operator. Mr. Gilchrist was originally appointed to our Board in July 2011 in connection with our acquisition of NHP.

Current Public Company Directorships:	Spirit Realty Capital, Inc. (NYSE: SRC) TIER REIT, Inc. (TIER: OTC US)
Other Public Company Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2008-2011) BioMed Realty Trust, Inc. (NYSE: BMR) (2007-2014)
Skills and Qualifications: Mr. Gilchrist has a strong background in real estate, strategic planning, law and executive compensation and has served as chief executive and founder of several major public and private REITs and real estate operating companies with investments throughout the United States.

Matthew J. Lustig	Age: 54 Director since 2011 Executive Committee
Business Experience:  Mr. Lustig is Managing Partner of North America Investment Banking as well as Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. LLC (“Lazard”). Separately, as CEO of the real estate private equity business of Lazard and its successors, he oversaw over $2.5 billion of capital invested largely in real estate operating companies. From May 2011 to December 2012, Mr. Lustig also served as Chairman of the Board of Atria. In addition, Mr. Lustig is or has been a board member of several public and private portfolio investments of funds managed by LREP or its affiliates. Prior to joining Lazard in 1989, Mr. Lustig was a First Vice President at Drexel Burnham Lambert and was previously a lending officer with Chase Manhattan Bank, specializing in credit, construction, and real estate finance. Mr. Lustig is a member of the Real Estate Roundtable and serves on the Boards of the Pension Real Estate Association, the Larson Leadership Initiative of the Urban Land Institute, The Wharton School Zell/Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He is also a member of the Council on Foreign Relations and on on the Board of Visitors of the School of Foreign Service at Georgetown University. Mr. Lustig was originally appointed to our Board in May 2011 pursuant to the terms of a Director Appointment Letter we entered into in connection with our acquisition of substantially all of the real estate assets of Atria Senior Living Group, Inc. ("ASLG").

Current Public Company Directorships:	Boston Properties, Inc. (NYSE: BXP)
Other Public Company Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Lustig has extensive experience in investing in real estate companies and assets domestically and internationally, including seniors housing, and advising on real estate and corporate finance, capital structure, mergers and acquisitions and strategic transactions.

Douglas M. Pasquale	Age: 60 Director since 2011 Investment Committee
Business Experience:  Mr. Pasquale is the Chief Executive Officer of Capstone Enterprises Corporation, an investment and consulting firm that he founded in January 2012. Prior to that, Mr. Pasquale served as Senior Advisor to our Chief Executive Officer from July 2011 to December 2011, following the closing of our acquisition of NHP and was originally appointed to our Board in connection with our acquisition of NHP. He served as Chairman of the Board of NHP from May 2009 to July 2011, as President and Chief Executive Officer of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and Chief Executive Officer of ASLG from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America, a hotel ownership and hotel management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale is a member of the Board of Trustees of ExplorOcean.

Current Public Company Directorships:	Alexander & Baldwin, Inc. (NYSE: ALEX) DineEquity, Inc. (NASDAQ: DIN) Sunstone Hotel Investors, Inc. (NYSE: SHO) Terreno Realty Corporation (NYSE: TRNO)
Other Public Company Directorships during Past Five Years:	Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2003-2011)
Skills and Qualifications: Mr. Pasquale is a successful leader in the healthcare real estate industry with extensive experience and strong skills in management, seniors housing operating companies, mergers and acquisitions, strategic planning, law, executive compensation and corporate finance.

Robert D. Reed	Age: 62 Director since 2008 Audit (Chair) Committee
Business Experience:  Mr. Reed was Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, from 1997 until this retirement on January 1, 2015. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before he became a hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. Mr. Reed is currently Chairman of the Board of Metta Fund, a private non-profit foundation.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Reed has a strong background in healthcare finance and operations, accounting and financial reporting, managing capital intensive operations and strategic planning, as well as leading not-for-profit organizations.

Glenn J. Rufrano	Age: 65 Director since 2010 Audit and Investment Committees
Business Experience:  Mr. Rufrano was appointed Chief Executive Officer of American Realty Capital Properties Inc. effective April 1, 2015. Prior to that, he served as Chairman and Chief Executive Officer of O’Connor Capital Partners from November 2013 through March 2015. Previously, Mr. Rufrano was President and Chief Executive Officer of Cushman & Wakefield, Inc., a privately held commercial property and real estate services company, and a member of its Board of Directors from March 2010 to June 2013. Prior to that, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, from 2008 to 2010 and Chief Executive Officer and a director of New Plan Excel Realty Trust, a commercial retail REIT, from 2000 to 2007, and he was a co-founder of O’Connor Capital Partners. He presently serves on the Board of New York University’s Real Estate Institute.

Current Public Company Directorships:	None
Other Public Company Directorships during Past Five Years:	Columbia Property Trust (NYSE: CXP) (January-March 2015) General Growth Properties, Inc. (NYSE: GGP) (2009-2010)
Skills and Qualifications: Mr. Rufrano is a recognized leader in the real estate industry with extensive executive experience and strong skills in strategic planning, international operations and corporate finance.

James D. Shelton	Age: 61 Director since 2008 Executive and Nominating (Chair) Committees
Business Experience:  Mr. Shelton is non-executive Chairman of the Board of Omnicare, Inc. (NYSE: OCR) (“Omnicare”), a pharmaceutical care provider. From August 2010 to January 2011, Mr. Shelton served as interim Chief Executive Officer of Omnicare. Previously, he served as Chief Executive Officer and Chairman of the Board of Triad Hospitals,  Inc. (formerly NYSE: TRI) (“Triad”), an owner and manager of hospitals and ambulatory surgery centers, from 1999 until it was sold in July 2007. Before leading the formation and spin-off of Triad from Columbia/HCA Healthcare Corporation (now known as HCA), Mr. Shelton was President of the Pacific Group of HCA from 1998 to 1999 and President of the Central Group of HCA from 1994 to 1998. During his more than 30 years of healthcare experience, he has also held various executive positions with National Medical Enterprises (now known as Tenet Healthcare Corporation). Mr. Shelton previously served on the Boards of the Federation of American Hospitals and the American Hospital Association.

Current Public Company Directorships:	Omnicare, Inc. (NYSE: OCR)
Other Public Company Directorships during Past Five Years:	None
Skills and Qualifications: Mr. Shelton has extensive executive experience in the healthcare industry, with strong skills in hospital administration and finance, managing capital intensive operations, mergers and acquisitions, strategic planning, executive compensation, government relations and corporate governance.

Our Board recommends that you vote FOR each of the named director-nominees.
Proposal 2: Ratification of the Selection of KPMG as Our Independent Registered Public Accounting Firm for Fiscal Year 2015
Our Board has approved our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2015. Although not required by our By-Laws or otherwise, we are submitting the selection of KPMG to our stockholders for ratification because the Board values our stockholders’ views and believes such submission is appropriate as a matter of good corporate practice. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to ratify the selection of KPMG as our independent registered public accounting firm for 2015. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect.
If our stockholders fail to ratify this selection, it will be considered a recommendation to the Audit Committee and the Board to consider the selection of a different firm, and the Audit Committee and the Board may select another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
We expect that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.
Our Board recommends that you vote FOR ratification of the selection of KPMG as our independent registered public accounting firm for fiscal year 2015.
Audit Committee Report
Management has primary responsibility for our financial statements and the reporting process, including our system of internal controls, subject to oversight by our Audit Committee on behalf of our Board. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2014, including the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
Our Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the

Audit Committee concerning independence. In addition, our Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from our company and its management, and the Audit Committee has considered the compatibility of non-audit services with the firm’s independence.
Our Audit Committee has discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets regularly with the independent registered public accounting firm, with and without management present, to discuss the results of its examination of our financial statements, its evaluations of our internal controls, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also recommended, and the Board approved, the selection of our independent registered public accounting firm for fiscal year 2015.
AUDIT COMMITTEE
Robert D. Reed, Chair
Ronald G. Geary
Glenn J. Rufrano
Changes in Our Certifying Accountant
On July 5, 2014, we terminated Ernst & Young LLP (“EY”) as our registered public accountant due to EY’s determination that it was not independent of us for the periods specified below, and not for any reason related to our financial reporting or accounting operations, policies or practices. EY notified us, solely because of its independence determination that: (1) it was withdrawing its audit reports on our financial statements for the fiscal years ended December 31, 2012 and 2013 and its reports on the effectiveness of our internal control over financial reporting as of December 31, 2012 and 2013, and that such reports should no longer be relied upon, and (2) its quarterly review procedures with respect to our financial statements for the quarterly period ended March 31, 2014 should no longer be relied upon.  EY stated that it had concluded it was not independent of us due solely to an inappropriate personal relationship between an EY partner, who, until June 30, 2014, was the EY lead audit partner on our 2014 audit and quarterly review and was previously an audit engagement partner on our 2013 and 2012 audits, and an individual in a financial reporting oversight role with us. We do not disagree with EY’s determination.
Before withdrawing its audit reports for the years ended December 31, 2012 and 2013 on our financial statements, none of EY’s audit reports for the fiscal years ended December 31, 2012 and 2013 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. In addition, at no point during the two fiscal years ended December 31, 2013 and the subsequent interim period through July 5, 2014 were there any (1) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports, or (2) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, other than EY’s withdrawal of its audit reports solely as a result of its determination that it was not independent of us for the above referenced periods, which is discussed under Item 4.02 in our Current Report on Form 8-K filed on July 9, 2014 and constitutes a reportable event under Item 304(a)(1)(v)(D) of Regulation S-K.
Our Audit Committee as well as our senior management discussed the matters described above with representatives of EY.  We provided EY with a copy of the disclosure set forth in our Form 8-K filed on July 9, 2014 and requested that EY furnish us with a letter addressed to the SEC stating whether or not it agrees with the statements made therein, each as required by applicable SEC rules. A copy of the letter was filed as Exhibit 16.1 to the Form 8-K. The letter stated, among other things, that EY was withdrawing its reports solely due to the impairment of its independence and not for any reason related to our consolidated financial statements or our accounting practices.
The decision to terminate EY was approved by our Audit Committee.

Audit and Non-Audit Fees
KPMG audited our financial statements for the year ended December 31, 2014 and has been our independent registered public accounting firm since July 2014. KPMG also re-audited our financial statements for the years ended December 31, 2013 and 2012, following our termination of EY. Fees billed for professional services rendered by KPMG for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit Fees(1)	$2,905,000	$2,520,000
Audit-Related Fees(2)	72,000	—
Tax Fees(3)	606,422	—
All Other Fees(4)	2,000	—
Total	$3,585,422	$2,520,000

(1)
Audit Fees include the aggregate fees billed for professional services rendered by KPMG for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting, review of interim financial statements included in our 2014 Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)
Audit-Related Fees consist principally of fees related to an audit of our 401(k) plan and advice on the actual or potential impact of rules, standards and interpretations adopted or proposed by regulatory bodies.

(3)	Tax Fees consist principally of reviews and preparation of tax returns ($24,053 in 2014) and advice on tax-planning matters primarily related to acquisitions ($582,359 in 2014).

(4)	All Other Fees relate to annual subscription fees for KPMG’s online technical research site.
All audit-related services, tax services and other services provided by KPMG since the date of its engagement were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described below. The Audit Committee determined that the provision of these services by KPMG did not compromise KPMG’s independence and was consistent with its role as our independent registered public accounting firm.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with the requirements of the SEC and the PCAOB, our Audit Committee has responsibility for retaining, compensating and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has implemented procedures relating to the pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services and related fees does not impair the firm’s independence.
In accordance with these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to specific approval by our Audit Committee. Prior to its engagement, which typically occurs during the first quarter of each fiscal year, the independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of proposed audit services for that year and the related fees. If agreed to by the Audit Committee, the engagement letter will be formally accepted as evidenced by its execution by the chair of the Audit Committee. The Audit Committee will then review and approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.
In addition, our Audit Committee may grant pre-approval for those permissible non-audit services that it believes would not impair the independence of the independent registered public accounting firm. However, the Audit Committee may not grant approval for any services categorized by the SEC as “Prohibited Non-Audit Services.” Generally prior to the beginning of each fiscal year, management submits to the Audit Committee a list of certain non-audit services and related fees expected to be rendered by the independent registered public accounting firm during that year. Following review, the Audit Committee pre-approves the non-audit services within each category, and the fees for each category are budgeted. The term of any pre-approved non-audit service is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee, and any proposed services exceeding those levels require separate pre-approval by the Audit Committee. Upon request, the independent registered public accounting firm must provide detailed supporting documentation to the Audit Committee regarding the particular services to be provided. To obtain approval of other permissible non-audit services, management must submit to the Audit

Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm, and both management and the independent registered public accounting firm must confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service.
Our Acting Chief Accounting Officer is responsible for tracking all fees for pre-approved non-audit services provided by the independent registered public accounting firm, and at each regularly scheduled Audit Committee meeting, management reports on the pre-approved non-audit services provided during the quarter and year-to-date and the fees incurred for such services during such periods.
Proposal 3: Advisory Vote to Approve Our Executive Compensation
We are submitting to our stockholders a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. Our executive compensation program is designed to achieve certain key objectives, including:

✓	attracting, retaining and motivating talented executives;

✓	rewarding performance that meets or exceeds pre-established company and tailored individual goals consistent with our strategic plan, while maintaining alignment with stockholders;

✓	providing balanced incentives that discourage excessive risk-taking;

✓	retaining sufficient flexibility to permit our executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;

✓
evaluating performance by balancing consideration of measures over which management has significant direct influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact stockholder value;

✓	encouraging executives to become and remain long-term stockholders of our company; and

✓	maintaining compensation and corporate governance practices that support our goal to deliver sustained, superior returns to stockholders.
Below is a summary of some of the key features of our executive compensation program:

✓
We generally target the median of our peer comparators for base salary, total annual compensation, long-term equity incentive compensation and total direct compensation of our Named Executive Officers. Our 2014 executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established under our annual cash and long-term equity incentive plans.

✓
A significant portion of our executive compensation is performance-based cash and equity incentive compensation. Our annual cash and equity incentive awards are only granted if our Named Executive Officers achieve certain threshold performance levels with respect to various measures that support long-term stockholder value, including one- and three-year relative TSR.

✓	Our annual cash incentive awards are paid and our long-term equity incentive awards are issued only after the requisite performance level has been achieved and the awards are fully earned.

✓
We support pay-for-performance by targeting a mix of executive compensation that emphasizes equity incentive awards that vest over time, with less weight on fixed cash compensation. The use of equity awards encourages management to create long-term stockholder value because the award value is directly attributable to changes in the price of our common stock over time. Equity awards are also an effective tool for management retention because full vesting of the awards generally requires continued employment over multiple years.

✓
Our Compensation Committee annually reviews the compensation practices and programs of our compensation peer group (generally selected based on their similarity to us in terms of operations, FFO, enterprise value, market capitalization and total assets) and receives guidance from its independent compensation consultant on compensation best practices.

✓
Our share ownership guidelines require our executive officers and directors to maintain significant ownership of our common stock to further align interests with our stockholders. Our Securities Trading Policy and Procedures prohibits our directors, executive officers and employees from engaging in derivative and other hedging transactions in our securities and restricts our executive officers and directors from holding our securities in margin accounts or otherwise pledging our securities to secure loans without the approval of our Audit Committee (no executive officer or director pledged or held our securities in margin accounts at any time during 2014).
In determining the incentive compensation paid to our Named Executive Officers for 2014, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board rigorously evaluated company and individual performance relative to the pre-established measures and goals under our annual cash and long-term equity incentive plans, noting a high level of achievement overall. Specifically, in regard to the qualitative evaluation of our performance under the 2014 long-term equity incentive plan, our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board recognized our strong financial and operating performance, evidenced primarily by our:

✓	exceptional long-term absolute and relative TSR and robust 31% annual TSR;

✓	record financial results, including normalized FFO per share;

✓	over $5 billion of accretive acquisitions (including HCT, which was completed in January 2015);

✓	professional and transparent handling of our 2014 re-audit process, which reaffirmed our historical financial results and the integrity of internal controls;

✓	successful recruitment of key new members to our management team;

✓	expert and nimble capital markets execution; and

✓	successful re-leasing or sale of 108 post-acute facilities in our portfolio.
As a result of this superior performance, and in alignment with value delivered to stockholders, the 2014 total direct compensation for each of our Named Executive Officers increased year-over-year.
Our Compensation Committee and, in the case of our Chief Executive Officer, the independent members of our Board have carefully evaluated our overall executive compensation program and believe that it is well designed to achieve our objectives of retaining talented executives and rewarding superior performance in the context of our business risk environment. By maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, we believe that our executive compensation program is structured optimally to support our goal to deliver sustained, superior returns to stockholders, and our exceptional long-term performance demonstrates the success of this program.
Based on the information provided above and elsewhere in this Proxy Statement, we believe our executive compensation program is designed appropriately to support our key objectives. Accordingly, our Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure.”
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as votes against such proposal, and broker non-votes will have no effect. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. Our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of our Board will consider the outcome of the vote when making future executive compensation decisions.
Our Board recommends that you vote FOR the approval, on an advisory basis, of our executive compensation.

QUESTIONS AND ANSWERS; OTHER INFORMATION

Questions and Answers
What is a proxy? What is a proxy statement?
A proxy is a legal designation of a person to vote on your behalf. A proxy statement is the document we must give you when we ask you to sign a proxy. It is required by SEC rules. We have designated two of our officers as proxies for the Annual Meeting: Debra A. Cafaro and Robert F. Probst. By completing and returning the enclosed proxy card, you are giving each of these officers the authority to vote your shares in the manner you indicate on your proxy card.
Who can vote at the Annual Meeting?
You are qualified to vote on all matters presented to the stockholders at the Annual Meeting if you own shares of our common stock at the close of business on the record date, March 18, 2015.
What is a stockholder of record versus a beneficial owner of Ventas common stock?
This is a matter of how your ownership of our common stock is recorded. If your ownership is recorded in your name with our stock transfer agent, you are a stockholder of record. If your shares are held by (and in the name of) a broker, bank or custodian, you are a beneficial owner of those shares.
What do I need in order to attend the Annual Meeting in person?
You are entitled to attend the Annual Meeting only if you were a Ventas stockholder as of the close of business on the record date, March 18, 2015, or you hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on the record date. Proof of ownership can be accomplished through the following:

✓	a brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 18, 2015;

✓	the Notice of Internet Availability of Proxy Materials;

✓	a printout of the proxy distribution email (if you receive your materials electronically);

✓	a proxy card;

✓	a voting instruction form; or

✓	a legal proxy provided by your broker, bank or custodian.
For the safety and security of our stockholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.
How do I revoke a vote?
If you are a stockholder of record, you can revoke your prior vote by proxy if you:

✓	execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

✓	vote by telephone or over the Internet no later than 11:59 p.m. Eastern time on May 13, 2015;

✓
deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, before your proxy is voted at the Annual Meeting; or

✓	attend the Annual Meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).
If you are a beneficial owner, follow the instructions provided by your broker, bank or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?
Our company will bear the cost of soliciting proxies by or on behalf of our Board. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We have engaged Georgeson Inc. to distribute and solicit proxies on our behalf and will pay Georgeson Inc. a fee of $9,500 plus reimbursement of reasonable out-of-pocket expenses, for these services. We will also reimburse brokers and other custodians for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of our common stock.
What is householding?
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to our stockholders who share the same address and who have the same last name or consent in writing. If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above. We will deliver the requested additional copy promptly following our receipt of your request.
Other Information
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, and broker non-votes will have no effect.
Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any such stockholder proposal.
No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration at the Annual Meeting.
REQUIREMENTS FOR SUBMISSIONOF STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS
Under SEC rules, any stockholder proposal intended to be presented at the 2016 Annual Meeting of Stockholders must be received by us at our principal executive offices at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654 not later than December 4, 2015 and meet the requirements of our By-Laws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.
Under our By-Laws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2016 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of the mailing of this Proxy Statement (April 2, 2016); however, if we hold our 2016 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to the annual meeting date, and not later than the 120th day prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2016 Annual Meeting, whichever occurs later.

For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.
Notices relating to director nominations and other stockholder proposals must include (among other information, as specified in our By-Laws):

✓
as to each person proposed to be nominated for election as a director, all information relating to that person that would be required to be disclosed in connection with the solicitation of proxies for election as a director pursuant to Section 14 of the Exchange Act;

✓
as to each other item of business, a brief description of such business, the stockholder’s reasons for proposing such business and any material interest that the stockholder or any of the stockholder’s associates may have in such business; and

✓
as to the stockholder giving the notice, the stockholder’s associates and any proposed director-nominee: the name and address of such person; the class, series and number of all shares of our capital stock owned by such person (and the name of the record holder, if beneficially owned), the date the shares were acquired and any short interest of such person in our securities; whether and to what extent such person has engaged in any hedging or derivative transactions in our securities during the preceding 12 months; and the investment strategy or objective of such person.

The persons appointed as proxies for our 2016 Annual Meeting will have discretionary voting authority with respect to any director nomination or other stockholder proposal that is submitted to us otherwise than in conformity with our By-Laws.
ADDITIONAL INFORMATION
A copy of our 2014 Annual Report and our 2014 Form 10-K accompanies this Proxy Statement. Stockholders may also obtain a copy of our 2014 Form 10-K, excluding exhibits, without charge, upon request to our Corporate Secretary at Ventas, Inc., 353 North Clark Street, Suite 3300, Chicago, Illinois 60654. Copies of the exhibits to our 2014 Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro Chairman and Chief Executive Officer
Chicago, Illinois
April 2, 2015

ANNEX A

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations and Normalized Funds From Operations

	For the Year Ended December 31,
	2014	2013	2012
	(In thousands, except per share data)
Net income attributable to common stockholders	$475,767	$453,509	$362,800
Net income attributable to common stockholders per share	$1.60	$1.54	$1.23
Adjustments:
Depreciation and amortization on real estate assets	820,344	716,412	710,082
Depreciation on real estate assets related to noncontrolling interest	(10,314)	(10,512)	(8,503)
Depreciation on real estate assets related to unconsolidated entities	5,792	6,543	7,516
Gain on re-measurement of equity interest upon acquisition, net	—	(1,241)	(16,645)
Gain on real estate dispositions	(17,970)	—	—
Discontinued operations:
Gain on real estate dispositions, net	(1,494)	(4,059)	(80,952)
Depreciation and amortization on real estate assets	1,555	47,806	50,269
FFO	1,273,680	1,208,458	1,024,567
FFO per share	$4.29	$4.09	$3.48
Adjustments:
Litigation proceeds, net	—	—	—
Merger-related expenses and deal costs	54,389	21,560	63,183
Non-cash income tax expense (benefit)	(9,431)	(11,828)	(6,286)
Loss on extinguishment of debt, net	5,013	1,048	37,640
Change in fair value of financial instruments	5,121	449	99
Amortization of other intangibles	1,246	1,022	1,022
Normalized FFO	$1,330,018	$1,220,709	$1,120,225
Normalized FFO per share	$4.48	$4.14	$3.80
Non-cash items included in normalized FFO:
Amortization of deferred revenue and lease intangibles, net	(18,871)	(15,793)	(17,118)
Other non-cash amortization, including fair market value of debt	(312)	(16,745)	(39,943)
Stock-based compensation	20,994	20,653	20,784
Straight-lining of rental income, net	(38,687)	(30,540)	(24,042)
Capital expenditures	$(92,928)	$(87,654)	$—
Normalized FFO, excluding non-cash items	$1,200,214	$1,090,630	$1,059,906
Normalized FFO, excluding non-cash items per share	$4.05	$3.70	$3.60
Weighted average diluted shares	296,677	295,110	294,488

Same-Store Total Portfolio Cash NOI

	For the Year Ended December 31,
	2014	2013
	(In thousands)
Net operating income	$1,859,289	$1,691,458
Less:
NOI not included in same-store	179,182	77,508
Straight-lining of rental income	38,670	30,554
Non-cash rental income	15,821	13,086
Non-segment NOI	57,439	59,471
Foreign currency adjustment	—	1,794
	291,112	182,413
Same-store cash NOI as reported	$1,568,177	$1,509,045
Percentage increase		3.9%

Same-Store Medical Office Building Operations Cash NOI

	For the Year Ended December 31,
	2014	2013
	(In thousands)
Net operating income	$310,518	$300,921
Less:
NOI not included in same-store	31,904	27,096
Foreign currency adjustment	12,049	17,119
Non-cash rental income	(4,138)	(4,198)
	39,815	40,017
Same-store cash NOI as reported	270,703	260,904
Percentage increase		3.8%

Same-Store Seniors Housing Operating Portfolio NOI

	For the Year Ended December 31,
	2014	2013
	(In thousands)
Net operating income	$516,395	$449,321
Less:
NOI not included in same-store	69,483	19,870
Foreign currency adjustment	—	1,794
	69,483	21,664
Same-store NOI as reported	$446,912	$427,657
Percentage increase		4.5%

Seniors Housing Operating Portfolio NOI

	For the Year Ended December 31,
	2014	2013
	(In thousands)
Total revenues	$1,552,951	$1,406,005
Less:
Property-level operating expenses	1,036,556	956,684
NOI as reported	516,395	449,321
Percentage increase		14.9%

Net Debt to Adjusted Pro Forma EBITDA
The following information considers the pro forma effect on net income, interest and depreciation of our investments and other capital transactions that were completed during the three months ended December 31, 2014, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense), excluding gains or losses on extinguishment of debt, income or loss from noncontrolling interest and unconsolidated entities, loss from merger-related expenses and deal costs, expenses related to the re-audit and re-review of the Company’s historical financial statements, net gains on real estate activity and changes in the fair value of financial instruments (including amounts in discontinued operations) (“Adjusted Pro Forma EBITDA”) (dollars in thousands):

Net income attributable to common stockholders	$107,190
Pro forma adjustments for current period investments, capital transactions and dispositions	6,802
Pro forma net income for the three months ended December 31, 2014	113,992
Add back:
Pro forma interest	100,675
Pro forma depreciation and amortization	242,035
Stock-based compensation	4,202
Loss on extinguishment of debt, net	485
Gain on real estate dispositions, net	(1,457)
Noncontrolling interest	455
Loss from unconsolidated entities	688
Income tax benefit	(13,552)
Change in fair value of financial instruments	485
Other taxes	1,187
Pro forma merger-related expenses, deal costs and re-audit costs	10,016
Adjusted Pro Forma EBITDA	$459,211
Adjusted Pro Forma EBITDA, annualized	$1,836,844
As of December 31, 2014:
Debt	$10,888,092
Cash, including cash escrows pertaining to debt	(35,008)
Net debt	$10,853,084
Net debt to Adjusted Pro Forma EBITDA	5.9	x

2015 ANNUAL MEETING OF STOCKHOLDERS
353 North Clark Street
James C. Tyree Auditorium
Chicago, Illinois 60654

DRIVING DIRECTIONS
From the North and Northwest (via I-90E/I-94)
Take exit 50B toward Ohio Street. Merge onto Ohio Street. Turn right onto North Clark Street. 353 North Clark Street is four and one-half blocks south on North Clark Street on the left.
From the South and Southeast (via I-90W/I-94):
Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.
From the Southwest (via I-55N):
Take I-55N to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.
From the West (via I-290E):

Take I-290E to I-90/94W. Merge onto I-90/94W. Take exit 51A for Lake Street. Turn right onto Lake Street. Take the first left onto North Desplaines Avenue. Take the second right onto West Kinzie Street. Turn right onto North Clark Street. 353 North Clark Street is one-half block south on North Clark Street on the left.

VENTAS, INC.
353 NORTH CLARK STREET
SUITE 3300
CHICAGO, IL 60654

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information at any time until 11:59 p.m. Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions at any time until 11:59 p.m. Eastern Time the day before the meeting date.  Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ventas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote 24 hours a day, 7 days a week. If you vote by telephone or over the Internet, do not mail your proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VENTAS, INC.

The Board of Directors recommends that you vote FOR each of the listed director-nominees.

1.              Election of eleven (11) directors to terms expiring at the 2016 Annual Meeting of Stockholders:

	For	Against	Abstain
1a. Melody C. Barnes	☐	☐	☐
1b. Debra A. Cafaro	☐	☐	☐
1c. Douglas Crocker II	☐	☐	☐
1d. Ronald G. Geary	☐	☐	☐
1e. Jay M. Gellert	☐	☐	☐
1f. Richard I. Gilchrist	☐	☐	☐
1g. Matthew J. Lustig	☐	☐	☐
1h. Douglas M. Pasquale	☐	☐	☐
1i. Robert D. Reed	☐	☐	☐
1j. Glenn J. Rufrano	☐	☐	☐
1k. James D. Shelton	☐	☐	☐

The Board of Directors recommends that you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2015.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

NOTE:  THE PROXIES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) on this proxy.  If signing as attorney, executor, administrator or other fiduciary, please give your full title as such.  If more than one owner is shown above, each should sign individually.  If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2015 Annual Meeting of Stockholders and Proxy Statement, 2014 Form 10-K and 2014 Annual Report are available at www.proxyvote.com.

VENTAS, INC.
PROXY SOLICITED BY OR ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON May 14, 2015

The undersigned, revoking all prior proxies, hereby appoints Debra A. Cafaro and Robert F. Probst, and each of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 8:00 a.m. local (Central) time on Thursday, May 14, 2015, at 353 North Clark Street, James C. Tyree Auditorium, Chicago, Illinois 60654, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof.  Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as indicated on the reverse side hereof, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted (1) FOR each director-nominee, (2) FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2015, and (3) FOR the advisory vote to approve executive compensation.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE